Exhibit (a)(1)(i)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LONGBOARD PHARMACEUTICALS, INC.

at

$60.00 Per Share

by

LANGKAWI CORPORATION

a direct wholly owned subsidiary of

LUNDBECK LLC

and an indirect wholly owned subsidiary of

H. LUNDBECK A/S
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE FOLLOWING 11:59 P.M.,
EASTERN TIME, ON NOVEMBER 27, 2024, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 14, 2024 (AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “MERGER AGREEMENT”), AMONG (I) H. LUNDBECK A/S, A DANISH AKTIESELSKAB (“PARENT”), (II) LUNDBECK LLC, A DELAWARE LIMITED LIABILITY COMPANY AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF PARENT (“PAYOR”), (III) LANGKAWI CORPORATION, A DELAWARE CORPORATION AND A DIRECT WHOLLY OWNED SUBSIDIARY OF PAYOR (“PURCHASER”); AND LONGBOARD PHARMACEUTICALS, INC., A DELAWARE CORPORATION (“LONGBOARD”). PURCHASER IS OFFERING TO ACQUIRE ALL OF THE OUTSTANDING VOTING AND NON-VOTING SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE (THE “SHARES”), OF LONGBOARD FOR $60.00 PER SHARE, IN CASH, WITHOUT INTEREST, SUBJECT TO ANY APPLICABLE WITHHOLDING OF TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS FROM TIME TO TIME HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT AS PROMPTLY AS REASONABLY PRACTICABLE, ON THE SAME DAY AS THE ACCEPTANCE OF THE SHARES FOR PAYMENT (THE “OFFER ACCEPTANCE TIME”), SUBJECT TO THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN THE MERGER AGREEMENT, PURCHASER WILL BE MERGED WITH AND INTO LONGBOARD (THE “MERGER”), WITHOUT A VOTE OF THE STOCKHOLDERS OF LONGBOARD IN ACCORDANCE WITH SECTION 251(h) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).
THE BOARD OF DIRECTORS OF LONGBOARD UNANIMOUSLY (A) DETERMINED THAT THE ENTRY INTO THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (THE “TRANSACTIONS”), ARE FAIR AND ADVISABLE, AND IN THE BEST INTEREST OF, LONGBOARD AND ITS STOCKHOLDERS, (B) DETERMINED THAT THE MERGER SHALL BE GOVERNED AND EFFECTED IN ACCORDANCE WITH SECTION 251(h) OF THE DGCL, (C) AUTHORIZED AND APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY LONGBOARD OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE OFFER AND THE MERGER, AND (D) RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
LONGBOARD HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS CURRENTLY INTEND TO TENDER, OR CAUSE TO BE TENDERED PURSUANT TO THE OFFER, ALL SHARES HELD OF RECORD AND BENEFICIALLY OWNED BY SUCH PERSONS IMMEDIATELY PRIOR

TO THE TIME OF EXPIRATION OF THE OFFER. THE FOREGOING DOES NOT INCLUDE ANY SHARES OVER WHICH, OR WITH RESPECT TO WHICH, ANY SUCH EXECUTIVE OFFICER OR DIRECTOR ACTS IN A FIDUCIARY OR REPRESENTATIVE CAPACITY OR IS SUBJECT TO THE INSTRUCTIONS OF A THIRD PARTY WITH RESPECT TO SUCH TENDER.
THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING THEREOF. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THAT THERE HAVE BEEN VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN SHARES OF VOTING COMMON STOCK THAT, CONSIDERED TOGETHER WITH ALL OTHER SHARES OF VOTING COMMON STOCK (IF ANY) BENEFICIALLY OWNED BY PARENT OR ANY OF ITS WHOLLY OWNED SUBSIDIARIES (BUT EXCLUDING SHARES OF VOTING COMMON STOCK TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN RECEIVED, AS DEFINED BY SECTION 251(H)(6) OF THE DGCL), REPRESENT ONE SHARE OF VOTING COMMON STOCK MORE THAN 50% OF THE SUM OF (A) THE TOTAL NUMBER OF SHARES OF VOTING COMMON STOCK OUTSTANDING AT THE TIME OF THE EXPIRATION OF THE OFFER, PLUS (B) THE TOTAL NUMBER OF SHARES OF VOTING COMMON STOCK THAT LONGBOARD IS REQUIRED TO ISSUE UPON CONVERSION, SETTLEMENT, EXCHANGE OR EXERCISE OF ALL NON-VOTING COMMON STOCK, OPTIONS, WARRANTS, RIGHTS OR OTHER SECURITIES FOR WHICH THE HOLDER HAS, BY THE TIME OF THE EXPIRATION OF THE OFFER, ELECTED TO CONVERT, SETTLE, EXCHANGE OR EXERCISE OR FOR WHICH THE CONVERSION, SETTLEMENT, EXCHANGE OR EXERCISE DATE HAS ALREADY OCCURRED BY THE TIME OF THE EXPIRATION OF THE OFFER (BUT WITHOUT DUPLICATION).
A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER IS PROVIDED HEREIN UNDER THE HEADING “SUMMARY TERM SHEET” THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.
QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS ALSO MAY CONTACT THEIR BROKERS, DEALERS, BANKS, TRUST COMPANIES OR OTHER NOMINEES FOR ASSISTANCE CONCERNING THE OFFER.
October 30, 2024

IMPORTANT
If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:
•
If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate (if applicable) and any other documents required in the Letter of Transmittal to Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer-Section 3-Procedures for Tendering Shares” of this Offer to Purchase.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares and any other required documents (or in the case of a book-entry transfer, an Agent’s Message (defined in “The Offer-Section 3-Procedures for Tendering Shares-Book-Entry Delivery”) and confirmation of a book-entry transfer of the Shares as described in “The Offer-Section 3-Procedures for Tendering Shares”) must reach the Depositary prior to the expiration of the Offer (currently scheduled as one minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of the Merger Agreement, the “Expiration Time”)).
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
* * *
Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

SUMMARY TERM SHEET
Langkawi Corporation (“Purchaser”), an indirect wholly owned subsidiary of H. Lundbeck A/S, a Danish aktieselskab (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Longboard Pharmaceuticals, Inc. (“Longboard”) for $60.00 per share (the “Offer Price” or the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as each may be amended or supplemented from time to time), and pursuant to the Agreement and Plan of Merger, dated as of October 14, 2024 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Longboard, Parent, Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (the “Payor”), and Purchaser. The following are some of the questions you, as a Longboard stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser. The information concerning Longboard contained herein and elsewhere in this Offer to Purchase has been provided to Parent, Payor and Purchaser by Longboard or has been taken from or is based upon publicly available documents or records of Longboard on file with the SEC or other public sources at the time of the Offer. Parent, Payor and Purchaser have not independently verified the accuracy or completeness of such information.

Securities Sought
All of the outstanding shares of voting common stock, par value of $0.0001 per share (the “Voting Common Stock”) and non-voting common stock, par value of $0.0001 per share (the “Non-Voting Common Stock”) of Longboard (the “Shares”).

Price Offered Per Share	$60.00, in cash, without interest, subject to any applicable withholding of taxes.
Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement.
Purchaser	Langkawi Corporation, a Delaware corporation and a wholly owned subsidiary of Parent.

Who is offering to buy my securities?
Our name is Langkawi Corporation, an indirect wholly owned subsidiary of Parent. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding Shares and completing the process by which we will be merged with and into Longboard. See the “Introduction” to this Offer to Purchase and “The Offer-Section 9-Certain Information Concerning Parent, Payor and Purchaser.”
What securities are you offering to purchase?
We are offering to acquire all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each voting and non-voting share of Longboard common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer-Section 1-Terms of the Offer.”
Why are you making the Offer?
We are making the Offer to acquire all of the outstanding Shares. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL and other applicable law, Purchaser will be merged with and into Longboard (the “Merger”), with Longboard surviving the Merger. Upon consummation of the Merger, Longboard will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Merger Effective Time.”
How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $60.00 per Share, in cash, without interest, subject to any applicable withholding of taxes. If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and “The Offer-Section 2-Acceptance for Payment and Payment for Shares.”
Do you have the financial resources to pay for the Shares?
Yes. We estimate that we will need approximately $2.6 billion to acquire Longboard pursuant to the Offer and the Merger, to pay amounts payable in respect of the Longboard Options and the Longboard RSUs (each as defined below), to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to Payor the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. Parent has, or will have, available to it funds necessary to finance the acquisition of the Shares in the Offer and the Merger through a variety of sources, including (i) its cash on hand, (ii) proceeds from the Revolving Facility and the Facility Agreement (both terms as defined below) or (iii) a combination of the foregoing. As of September 30, 2024, Parent had $1.2 billion in cash and cash equivalents. The consummation of the Offer and the Merger is not subject to any financing condition or Parent’s, Payor’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer, nor is it contingent upon the receipt of proceeds from any debt financing or borrowings, including the Revolving Facility or under the Facility Agreement. Other than borrowings through the Revolving Facility or under the Facility Agreement as described further in “The Offer-Section 10-Source and Amount of Funds”, we have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger and we believe such alternative arrangements or plans as described therein are not relevant to a decision by a holder of Shares on whether to sell, hold or tender Shares in the Offer. More generally, we believe the financial condition of Parent, Payor and Purchaser is not relevant to a decision by a holder of Shares on whether to sell, hold or tender Shares in the Offer.
See “The Offer-Section 10-Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•	the Offer is being made for all outstanding Shares solely for cash;
•
as described above, we, through Parent and its controlled affiliates, will have sufficient funds available to acquire all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to occur as promptly as reasonably practicable, on the same day as the Offer Acceptance Time (as defined below), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement;

•	consummation of the Offer is not subject to, or contingent upon, any financing condition; and
•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.
See “The Offer-Section 10-Source and Amount of Funds.”
What are the conditions to the Offer?
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions are not satisfied or waived in writing by Parent as of the Expiration Time:
•
there have been validly tendered and not validly withdrawn shares of Voting Common Stock that, considered together with all other shares of Voting Common Stock (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding shares of Voting Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one share of Voting Common Stock more than 50% of the sum of (i) the total number of shares of Voting Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the total number of shares of Voting Common Stock that Longboard is required to issue upon conversion, settlement, exchange or exercise of all Non-Voting Common Stock, options, warrants, rights or other securities for which the holder has, by the time of the expiration of the Offer, elected to convert, settle, exchange or exercise or for which the conversion, settlement, exchange or exercise date has already occurred by the time of the expiration of the Offer (but without duplication) (the “Minimum Condition”);

•
(i) the representations and warranties of Longboard set forth in Section 3.1 (Due Organization and Good Standing), Section 3.2 (No Subsidiaries), Section 3.3 (Certificate of Incorporation and Bylaws), 3.4 (Authority; Binding Nature of Agreement), Section 3.5(b), (e) and (f) (Capitalization, Etc.), Section 3.7(a) (Non-Contravention; Consents) and Section 3.26 (Brokers and Other Advisors) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time); (ii) the representations and warranties of Longboard set forth in Section 3.5(a), (c) and (d) (Capitalization, Etc.) shall be true and correct except for any de minimis inaccuracies at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time); (iii) the representations and warranties of Longboard set forth in Section 3.9(b) (No Material Adverse Effect) shall be true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and (iv) the representations and warranties of Longboard set forth in Section 3 (other than those referred to in clauses (i), (ii) and (iii) of this paragraph) shall be true and accurate (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and accurate has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Representations Condition”);

•
Longboard having complied with or performed in all material respects all of Longboard’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•
Parent and Purchaser having received a certificate of Longboard, validly executed for and on behalf of Longboard and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the Representations Condition, the Obligations Condition and the MAE Condition (defined below) have been duly satisfied;

•
(i) any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or terminated, and any agreement with any governmental body not to consummate the Offer mutually agreed to by the parties shall have expired or terminated, and (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date hereof by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (each of the conditions in clauses “(i)” and “(ii)” (in case of “(ii)”, as such condition directly relates to the HSR Act), the “Regulatory Condition”);
•
there shall be no pending lawsuit by any governmental body explicitly seeking to impose a Remedy Action (defined in “The Offer-Section 13-The Transaction Documents-Regulatory Undertakings”) on any of the Parent, Longboard or any of their respective affiliates that is not a Required Remedy Action (defined in “The Offer-Section 13-The Transaction Documents-Regulatory Undertakings”) (the “Remedy Condition”);

•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect that is continuing (the “MAE Condition”); and
•	the Merger Agreement shall not have been terminated in accordance with its terms.
The conditions to the Offer are described in “The Offer-Section 15-Conditions to the Offer.” See also “The Offer-Section 16-Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof. “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable laws and regulations (including non-U.S. laws and regulations) issued by a governmental body that are designed or intended to (i) preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly or (ii) screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.
Is there an agreement governing the Offer?
Yes. Longboard, Parent, Payor and Purchaser have entered into the Agreement and Plan of Merger, dated as of October 14, 2024. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into Longboard. See the “Introduction” to this Offer to Purchase and “The Offer-Section 13-The Transaction Documents-The Merger Agreement.”
What does Longboard’s board of directors think about the Offer?
Longboard’s board of directors (the “Longboard Board”), at a meeting duly called and held, unanimously:
•
determined that the entry into the Merger Agreement and the consummation of all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are fair and advisable, and in the best interest of, Longboard and its stockholders;

•	determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL;
•	authorized and approved the execution, delivery and performance by Longboard of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; and
•	resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Longboard will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (the “Schedule 14D-9”) indicating the approval of the Merger Agreement, the Offer, the Merger and the other Transactions by the Longboard Board and recommending that Longboard’s stockholders tender their Shares pursuant to the Offer. See “The Offer-Section 11-Background of the Offer; Contacts with Longboard” and “The Offer-Section 13-The Transaction Documents-The Merger Agreement.” We expect that a more complete description of the reasons for the Longboard Board’s approval of the Offer and the Merger will be set forth in the Schedule 14D-9 filed with the SEC and mailed to Longboard stockholders.

How long do I have to decide whether to tender my Shares in the Offer?
You have until one minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, to decide whether to tender your Shares in the Offer. See “The Offer-Section 1-Terms of the Offer.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Time of the Offer.
When and how will I be paid for my tendered Shares?
In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of the conditions to the Offer set forth in “The Offer-Section 15-Conditions to the Offer,” Purchaser will (and Parent will cause Purchaser to), promptly following the Expiration Time, irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares.
We will pay for your validly tendered and not validly withdrawn Shares by depositing the purchase price with Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), which will act as your agent for the purpose of receiving payments from Payor and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer-Section 3-Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent’s Message (defined in “The Offer-Section 3-Procedures for Tendering Shares-Book-Entry Delivery”) in connection with a book-entry delivery of Shares, and any other required documents for such Shares.
Can the Offer be extended and under what circumstances?
Yes. If, as of the scheduled Expiration Time, any of the conditions to the Offer (the “Offer Conditions”) have not been satisfied or waived, then, if permitted under the Merger Agreement and under any applicable law, we may, in our discretion (and without the consent of Longboard or any other person), extend the Offer on one or more occasions for additional periods of up to ten business days per extension in order to permit the satisfaction of such Offer Condition(s). We are required to extend the Offer from time to time for (A) any period required by any applicable law, any interpretation or position of the SEC or its staff or the Nasdaq Global Market (the “Nasdaq”) or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated. In addition, if any of the Offer Conditions have not been satisfied or waived as of the scheduled Expiration Time, upon Longboard’s request, we will extend the Offer on one or more occasions, for additional periods of up to ten business days per extension to permit such Offer Conditions to be satisfied, subject to the terms and conditions of the Merger Agreement, including certain limitations on such extension requirements as set forth in the Merger Agreement.
Will you provide a subsequent offering period?
We do not presently intend to offer a subsequent offering period.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire.

How do I tender my Shares?
If you wish to accept the Offer, this is what you must do:
•
If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions provided therein, and send it with your stock certificates (if applicable) and any other documents required in the Letter of Transmittal to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the Expiration Time. Detailed instructions are contained in the Letter of Transmittal and in “The Offer-Section 3-Procedures for Tendering Shares.”

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

We are not providing for guaranteed delivery procedures. Therefore, Longboard stockholders must allow sufficient time for the necessary tender procedures to be completed on or prior to the Expiration Time. In addition, for Longboard stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the Expiration Time.
How do I tender Shares that are not represented by a certificate?
If you directly hold uncertificated Shares in an account with Longboard’s transfer agent, Equiniti Trust Company, LLC, you should follow the instructions for book-entry transfer of your Shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.
Until what time can I withdraw tendered Shares?
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Time. Further, if we have not accepted your Shares for payment by December 29, 2024, you may withdraw them at any time after December 29, 2024. Once we accept your tendered Shares for payment upon the Expiration Time, you will no longer be able to withdraw them. See “The Offer-Section 4-Withdrawal Rights.”
How do I withdraw tendered Shares?
To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer-Section 4-Withdrawal Rights.”
Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Shares.
Can holders of stock options and/or restricted stock units participate in the Offer?
No, the Offer is only for the outstanding shares of common stock of Longboard, and not for any outstanding stock options to purchase Shares (“Longboard Options”) or any restricted stock units covering Shares (“Longboard RSUs” and together with the Longboard Options, the “Longboard Awards”). If you hold unexercised Longboard Options and you wish to participate in the Offer, you must exercise your Longboard Options (to the extent they are exercisable) in accordance with the terms of the applicable award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer.
What will happen to my stock options in the Offer?
Longboard Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Longboard Option, to the extent unvested, that is outstanding as of immediately prior to the Merger Effective Time (as defined below) will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Longboard, each vested Longboard Option (after giving effect to the accelerated vesting set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Merger Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares subject to such Longboard Option immediately prior to the Merger Effective Time, multiplied by (B) the excess of the Merger Consideration over the exercise price payable per Share under such Longboard Option (the “Option Consideration”). Each Longboard Option, whether vested or unvested, with a per share exercise price that is equal to or greater than the Merger Consideration will be cancelled at the Merger Effective Time without the payment of consideration therefor.
See “The Offer-Section 13-The Transaction Documents-The Merger Agreement” for additional information.
What will happen to my restricted stock units in the Offer?
Longboard RSUs are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, except as set forth in the next following paragraph, each Longboard RSU that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Longboard, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Merger Effective Time, multiplied by (ii) the Merger Consideration.
On October 25, 2024, Longboard granted certain Longboard RSUs to certain employees of Longboard (the “Longboard Retention RSUs”). Notwithstanding the immediately preceding paragraph, each Longboard Retention RSU shall, at the Merger Effective Time, become a cash settled award representing the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares underlying such Longboard Retention RSU immediately prior to the Merger Effective Time, multiplied by (ii) the Merger Consideration, which amount shall be subject to vesting (and payment upon such vesting) at the earliest to occur of (A) the first anniversary of the grant date, provided that the recipient remains employed with Longboard or any successor as of such anniversary date, (B) a “covered termination” (as defined in Longboard’s Severance Plan) of employment or (C) solely with respect to Kevin L. Lind, Brandi Roberts, Steven W. Spector, Randall Kaye and Chad Orevillo, an “involuntary termination” (as defined in their respective employment agreement with Longboard as of the date of the Merger Agreement) of employment, as applicable.
See “The Offer-Section 13-The Transaction Documents-The Merger Agreement” for additional information.
How will the Longboard ESPP be affected by the Offer?
Longboard’s 2021 Employee Stock Purchase Plan (“Longboard ESPP”), which was adopted but has not yet been implemented, is not affected by the Offer. However, pursuant to the Merger Agreement, (i) no offering period under the Longboard ESPP will commence after the date of the Merger Agreement, (ii) no employees of Longboard or any other person will be permitted to begin participating in the Longboard ESPP and (iii) prior to the closing, the Longboard Board or any duly authorized committee thereof will adopt such resolutions and take any and all other actions as are necessary to terminate the Longboard ESPP, effective as of, and contingent upon the occurrence of, the Merger Effective Time.
See “The Offer-Section 13-The Transaction Documents-The Merger Agreement” for additional information.
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
No.
Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will Longboard continue as a public company?
If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other conditions to the Merger, we will effect the Merger of Purchaser with and into Longboard as promptly as reasonably practicable following (but in any event on the same date as) the Offer Acceptance Time in accordance with the terms and conditions of the Merger Agreement. The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the stockholders of Longboard. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without Longboard’s consent to) accept Shares for purchase in the Offer, nor will we be able to consummate the Merger.
However, if the Offer is consummated, we expect to complete the Merger pursuant to the relevant provisions of the DGCL and other applicable law, after which the separate existence of Purchaser will cease and Longboard will continue as the surviving corporation and a wholly owned subsidiary of Parent, and the Shares will no longer be publicly traded (following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act). In addition, if the Merger takes place, each Share outstanding at the Merger Effective Time (other than (i) Shares held by Longboard or held in Longboard’s treasury, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”)) will receive the price per Share paid in the Offer without interest and subject to any applicable withholding of taxes. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL) is referred to as the “Merger Effective Time.” See the “Introduction” to this Offer to Purchase and “The Offer-Section 12-Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights” and “The Offer-Section 13-The Transaction Documents-The Merger Agreement.”
If I decide not to tender, how will the Offer affect my Shares?
If the Merger is consummated between Longboard and Purchaser, each Share that is not tendered by a stockholder of Longboard and irrevocably accepted for purchase in the Offer (other than (i) Shares held by Longboard or held in Longboard’s treasury, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) the Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration, in cash, without interest and less any applicable withholding of taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as promptly as reasonably practicable without a vote of the stockholders of Longboard, pursuant to the relevant provisions of the DGCL and other applicable law. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.
While we intend to consummate the Merger as promptly as reasonably practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, Longboard may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer-Section 7-Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer-Section 13-The Transaction Documents-The Merger Agreement.”
Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer-Section 12-Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights-No Stockholder Approval.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Longboard who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. See “The Offer-Section 12-Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights-Appraisal Rights.”
What is the market value of my Shares as of a recent date?
On October 11, 2024, the last full trading day before we announced our intention to commence the Offer, the closing price of the Shares on Nasdaq was $38.90 per share. On October 29, 2024, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on Nasdaq was $59.57. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.
What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?
In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer in light of your particular circumstances. See “The Offer-Section 5-Material U.S. Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
You can call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 or by email at tenderoffer@mackenziepartners.com. See the back cover of this Offer to Purchase.

To the Stockholders of Longboard:
INTRODUCTION
Langkawi Corporation (“Purchaser”), an indirect wholly owned subsidiary of H. Lundbeck A/S, a Danish aktieselskab (“Parent”), is offering to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Longboard Pharmaceuticals, Inc. (“Longboard”) for $60.00 per share (the “Offer Price” or the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements from time to time hereto and thereto, collectively constitute the “Offer”). Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser.
If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal or the appropriate version of IRS Form W-8 (or other applicable form), you may be subject to backup withholding at a current rate of 24% on the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See “The Offer-Section 17-Fees and Expenses.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 14, 2024 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Longboard, Parent, Payor and Purchaser. The Merger Agreement provides, among other things, that as promptly as reasonably practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into Longboard (the “Merger”), with Longboard continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. The effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law (the “DGCL”)) is referred to as the “Merger Effective Time.” As of the Merger Effective Time, each outstanding Share (other than (i) Shares held by Longboard or held in Longboard’s treasury, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Merger Effective Time that are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Merger Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price (the “Merger Consideration”), in cash, without interest, subject to any applicable withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer-Section 13-The Transaction Documents-The Merger Agreement-Conditions to the Merger.” “The Offer-Section 13-The Transaction Documents-The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer-Section 5-Material U.S. Federal Income Tax Consequences” summarizes certain material U.S. federal income tax consequences of the sale of Shares in the Offer.
The Offer is only for the outstanding shares of common stock of Longboard, and not for any outstanding Longboard Options or outstanding Longboard RSUs. See “The Offer-Section 13-The Transaction Documents-The Merger Agreement” for additional information regarding the treatment of Longboard Options and Longboard RSUs in the Merger. If you hold unexercised Longboard Options and you wish to participate in the Offer, you must exercise your Longboard Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer.
Longboard’s board of directors, (the “Longboard Board”), at a meeting duly called and held, unanimously (a) determined that the entry into the Merger Agreement and the consummation of the Transactions are fair and advisable, and in the best interest of, Longboard and its stockholders, (b) determined that the Merger will be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by Longboard of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
Longboard will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the Longboard Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby. Therefore stockholders of Longboard are encouraged to review the Schedule 14D-9 carefully and in its entirety.
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time, if the Minimum Condition has not been satisfied, or any of the other Offer Conditions are not satisfied or waived in writing by Parent as of the Expiration Time. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer-Section 15-Conditions to the Offer” and “The Offer-Section 16-Certain Legal Matters; Regulatory Approvals.”
According to Longboard, as of the close of business on October 25, 2024 (the “Reference Date”), the most recent practicable date, (a) 39,045,703 Shares were issued and outstanding, (b) 6,097,499 Shares were subject to issuance pursuant to outstanding an unexercised Longboard Options (which have a weighted average exercise price of $11.91 per Share) pursuant to Longboard’s 2021 Equity Incentive Plan and Longboard’s 2020 Equity Incentive Plan (collectively, the “Longboard Equity Plans”), (c) 401,370 Shares were subject to or otherwise deliverable in connection with outstanding Longboard RSUs pursuant to the Longboard Equity Plans and (d) no shares were held by Longboard as treasury stock.
Assuming no additional shares of Voting Common Stock are issued prior to the Expiration Time and based on the shares of Voting Common Stock outstanding as of the Reference Date, we anticipate that the Minimum Condition would be satisfied if approximately 17,218,102 shares of Voting Common Stock are validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time.
We currently intend, as promptly as reasonably practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of Longboard.
Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary, prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the number of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as reasonably practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of Longboard stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer-Section 12-Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer-Section 15-Conditions to the Offer.” The Offer will expire one minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement. See “The Offer-Section 13-The Transaction Documents-The Merger Agreement-Extensions of the Offer.”
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of Longboard’s stockholders.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.	Terms of the Offer
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “The Offer-Section 3-Procedures for Tendering Shares” at or prior to the Expiration Time (as defined below). The Offer will expire one minute following 11:59 p.m., Eastern Time, on November 27, 2024, unless extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Time”). No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act will be available.
The Offer is subject to the conditions (the “Offer Conditions”) set forth in “The Offer-Section 15-Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Regulatory Condition, the Obligations Condition and the Remedy Condition. See “The Offer-Section 16-Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.
Pursuant to the terms of the Merger Agreement, if, as of the scheduled Expiration Time, any of the Offer Conditions have not been satisfied or waived, then, if permitted under the Merger Agreement and under any applicable law, we may, in our discretion (and without the consent of Longboard or any other person), extend the Offer on one or more occasions for additional periods of up to ten business days per extension in order to permit the satisfaction of such Offer Condition(s). We are required to extend the Offer from time to time for (A) any period required by any applicable law, any interpretation or position of the SEC or its staff or the Nasdaq Global Market (the “Nasdaq”) or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated. In addition, if any of the Offer Conditions have not been satisfied or waived as of the scheduled Expiration Time, upon Longboard’s request, we will extend the Offer on one or more occasions, for additional periods of up to ten business days per extension to permit such Offer Conditions to be satisfied, subject to the terms and conditions of the Merger Agreement, including the limitations described in the paragraph below.
In no event will we (i) be required to extend the Offer to a date beyond the earliest to occur of (x) the valid termination of the Merger Agreement and (y) the Termination Date (as defined below), or (ii) be permitted to extend the Offer to a date later than such extension deadline without the prior written consent of Longboard. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “The Offer-Section 1-Terms of the Offer.” The “Termination Date” means 11:59 p.m. Eastern Time on July 14, 2025, which Termination Date may be extended by Parent or Longboard for an additional three months if the Regulatory Condition or Remedy Condition have not been satisfied at such time.
Purchaser has the right to (a) increase the Offer Price, (b) waive any Offer Condition and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, without Longboard’s prior written consent, Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose any conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in their capacity as such or that would reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent, Payor or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) change or waive the Minimum Condition or the Regulatory Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as described in “The Offer-Section 13-The Transaction Documents-The Merger Agreement-Extensions of the Offer” or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.
If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
As promptly as reasonably practicable, on the same day as the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of Longboard pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Longboard has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions to the Offer, we will, at or promptly following the Expiration Time, accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, at or promptly following the Offer Acceptance Time, pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “The Offer-Section 16-Certain Legal Matters; Regulatory Approvals.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Payor’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below)), (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “The Offer-Section 3-Procedures for Tendering Shares-Book-Entry Delivery”) and (c) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “The Offer-Section 3-Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.
For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “The Offer-Section 3-Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.
We reserve the right to transfer or assign, in accordance with the terms of the Merger Agreement, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer (provided that such assignment will not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of Longboard under the Merger Agreement), but any such transfer or assignment will not relieve Parent of its obligations under the Merger Agreement.
3.	Procedures for Tendering Shares
Valid Tender of Shares
Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility.
The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (a) you own the Shares being tendered, (b) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (c) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between Purchaser with respect to such Shares, upon the terms and subject to the conditions to the Offer.
Book-Entry Delivery
The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.
However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees
All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.
No Guaranteed Delivery.
We are not providing for guaranteed delivery procedures. Therefore, Longboard stockholders must allow sufficient time for the necessary tender procedures to be completed on or prior to the Expiration Time. In addition, for Longboard stockholders that are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the Expiration Time. Longboard stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
Appointment of Proxy
By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Longboard’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Longboard’s stockholders.
Determination of Validity
We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
4.	Withdrawal Rights
Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after December 29, 2024, which is 60 days from the date of the commencement of the Offer.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.
For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “The Offer-Section 3-Procedures for Tendering Shares.”
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
5.	Material U.S. Federal Income Tax Consequences
The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions, each as in effect as of the date of this Offer to Purchase, all of which may change or be subject to differing interpretation, possibly with retroactive effect.

This discussion addresses only the consequences of the tender of Shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that are tendered pursuant to the Offer. It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances, or to a holder of Shares that is subject to special rules, such as:
•	a bank, financial institution, or insurance company;
•	a mutual fund;
•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors therein;
•	a tax-exempt organization (including a private foundation);
•	a governmental or international organization;
•	a dealer or broker in securities or currencies;
•	a U.S. Holder whose functional currency is not the U.S. dollar;
•	a former citizen or former long-term resident of the United States;
•	a regulated investment company or real estate investment trust;
•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;
•	a stockholder that holds its Shares through individual retirement or other tax-deferred accounts;
•	a trader in securities who elects to apply a mark-to-market method of accounting;
•	a stockholder that holds Shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;
•	a stockholder that acquired Shares through the exercise of compensatory options or stock purchase plans or otherwise as compensation for services or in connection with the performance of services;
•	an entity covered by the anti-inversion rules under the Code;
•	a person holding Shares as “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
•	a person who actually or constructively owns more than 5% of the outstanding Shares; and
•	a person who holds both Shares and common stock of Parent.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity or arrangement treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Shares should consult its tax advisors regarding the tax consequences to it of the tender of Shares pursuant to the Offer.

This discussion of certain material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the tender of Shares pursuant to the Offer. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the application of the alternative minimum tax, the Medicare tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code, the tax consequences associated with transactions occurring prior to, concurrently with, or after the tender of Shares pursuant to the Offer, including, without limitation, any transaction in which Shares were acquired, the tax consequences to holders of promissory notes, options, warrants, or other rights to acquire Shares, or any non-income tax or any non-U.S., state or local tax consequences of the Offer. Accordingly, each holder of Shares should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Offer, including the application and effect of any U.S. federal, state, local and non-U.S. income, estate, gift and other tax laws to the receipt of cash in exchange for Shares pursuant to the Offer.
U.S. Holders
The tender of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, if a U.S. Holder exchanges Shares pursuant to the Offer, such U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in its Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year as of the date of the tender of such Shares pursuant to the Offer. Under current law, long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.
Non-U.S. Holders
Gain recognized by a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on the sale of Shares pursuant to the Offer is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale of Shares pursuant to the Offer and certain other conditions are met; or
•
the Non-U.S. Holder’s Shares constitute “United States real property interests” (“USRPIs”) by reason of Longboard being treated as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale of Shares pursuant to the Offer and the Non-U.S. Holder’s holding period in the Non-U.S. Holder’s Shares.

Gain described in the first bullet point above generally will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States, provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Determining whether Longboard is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its worldwide real property interests and other trade or business assets. Longboard believes that it is not, and does not anticipate becoming before the sale of Shares pursuant to the Offer, a USRPHC. Even if Longboard is treated as a USRPHC, gain recognized by a Non-U.S. Holder on the sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder owned actually or constructively no more than 5% of Shares at all times within the shorter of (x) the five-year period preceding the sale or (y) the Non-U.S. Holder’s holding period and (ii) Shares are “regularly traded” on an established securities market within the meaning of applicable U.S. Treasury regulations. There can be no assurance that Shares qualify as regularly traded on an established securities market for purposes of these rules.
Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the Offer generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the U.S. Holder or Non-U.S. Holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the Internal Revenue Service.
6.	Price Range of Shares; Dividends
The Shares currently trade on Nasdaq under the symbol “LBPH”. The following table sets forth the high and low intraday sale prices per Share for each quarterly period since September 30, 2022, as reported by Nasdaq:

	High	Low
2022
Fourth Quarter	$5.88	$2.70
2023
First Quarter	$6.23	$3.39
Second Quarter	$10.29	$3.90
Third Quarter	$7.71	$5.36
Fourth Quarter	$6.50	$3.60
2024
First Quarter	$28.15	$16.20
Second Quarter	$28.13	$15.64
Third Quarter	$40.48	$24.76
Fourth Quarter (through October 29)	$59.79	$32.56

Longboard does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, Longboard is not permitted to establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares). If we acquire control of Longboard, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.
On October 11, 2024, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the highest reported intraday sale price per Share on Nasdaq was $39.33 in published financial sources. Between October 11, 2024 and October 29, 2024, the highest daily intraday sale price per Share on Nasdaq ranged between $59.52 and $59.72. On October 29, 2024, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price per Share on Nasdaq was $59.72. Please obtain a recent quotation for the Shares before deciding whether or not to tender.
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations
Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as promptly as reasonably practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.
Possible Effects of the Offer on the Market for the Shares
While we intend to consummate the Merger as promptly as reasonably practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than Longboard, Parent, Purchaser or any subsidiary of Parent, or any person who has properly exercised his appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.
Stock Exchange Listing
While we intend to consummate the Merger as promptly as reasonably practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq Global Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on the Nasdaq Global Market or any other Nasdaq market, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued listing on the Nasdaq Global Market if, among other things, (a) the number of publicly held Shares were less than 750,000, (b) the market value of the listed Shares were less than $5,000,000 or (c) there were fewer than 400 stockholders.
If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.
Registration under the Exchange Act
The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as promptly as reasonably practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Longboard to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Longboard subject to registration, would substantially reduce the information required to be furnished by Longboard to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to Longboard. Furthermore, “affiliates” of Longboard and persons holding “restricted securities” of Longboard may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.
Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as promptly as reasonably practicable, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Longboard’s reporting obligations under the Exchange Act.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Longboard
The information concerning Longboard contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.
According to Longboard’s public filings with the SEC, Longboard was incorporated in Delaware in January 2020. Longboard’s principal executive offices are located at 4275 Executive Square, Suite 950, La Jolla, CA. The telephone number of Longboard’s principal executive offices is (858) 789-9283.
The following description of Longboard and its business is based on Longboard’s public filings with the SEC, and is qualified in its entirety by reference to such filings. Longboard was organized and initially wholly owned by Arena Pharmaceuticals, Inc., until the closing of its Series A convertible preferred stock financing in October 2020. Longboard is a clinical-stage biopharmaceutical company focused on developing novel, transformative medicines for neurological diseases. Longboard’s most advanced product candidate, bexicaserin (LP352), is a serotonin receptor that is being developed for the treatment of seizures associated with developmental and epileptic encephalopathies and is currently in the planning stages of a global Phase 3 program. Longboard is also developing LP659, an S1P receptor modulator, which could have applicability in multiple rare neuroinflammatory conditions.
Additional Information
Longboard is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of this Offer to Purchase.
9.	Certain Information Concerning Parent, Payor and Purchaser
Parent is a public company incorporated in Denmark and an indirect parent of Payor. Parent’s principal executive offices are located at Ottiliavej 9, Valby, Denmark 2500. The telephone number of Parent is +45 36 30 13 11. Parent is a pharmaceutical company engaged in the research and development, production, marketing, and sale of drugs for the treatment of disorders in the central nervous system, including depression, schizophrenia, Alzheimer’s disease and Parkinson’s disease.
Payor is a Delaware limited liability company and an indirect wholly owned subsidiary of Parent. Payor is primarily a holding company for certain United States assets of Parent.
Purchaser is a Delaware corporation formed on October 11, 2024, solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Longboard will continue as the surviving corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Payor.
Payor’s and Purchaser’s principal executive offices are located at 6 Parkway North, Deerfield, Illinois, 60015. The telephone number for both Payor and Purchaser is (866) 377-6996.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent, Payor and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Parent, Payor nor Purchaser nor, to the best knowledge of Parent, Payor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent, Payor nor Purchaser nor, to the best knowledge of Parent, Payor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Payor nor Purchaser, nor any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Payor or Purchaser or, to the best knowledge of Parent, Payor and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, none of Parent, Payor nor Purchaser nor, to the best knowledge of Parent, Payor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Longboard (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Parent, Payor nor Purchaser nor, to the best knowledge of Parent, Payor and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Longboard or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Payor, or Purchaser or any of their subsidiaries, or, to the best knowledge of Parent, Payor and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Longboard or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.
Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “The Offer-Section 12-Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights.”
10.	Source and Amount of Funds
Purchaser estimates that it will need approximately $2.6 billion, plus related fees and expenses, to purchase all of the Shares pursuant to the Offer, make payments in respect of Longboard Options and Longboard RSUs, and to pay the Merger Consideration and consummate the Merger. Parent will cause Payor to provide Purchaser with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for the Merger Consideration and the other payments contemplated by the Merger Agreement, all in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon Parent’s, Payor’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer or the Merger.
Parent expects to obtain the necessary funds for the acquisition of Shares in the Offer, the Merger Consideration and the other payments contemplated by the Merger Agreement through (i) its cash on hand, (ii) borrowings under the Revolving Facility and the Facility Agreement (both terms as defined below) or (iii) a combination of the foregoing. To the extent borrowings are made by Parent to fund Purchaser’s purchase of Shares, such funds will be provided to Purchaser through intercompany borrowings. Other than borrowings through the Revolving Facility or under the Facility Agreement as described further below in section, we have no specific alternative financing arrangements or alternate financing plans in connection with the Offer or the Merger and we believe such alternative arrangements or plans as described therein are not relevant to a decision by a holder of Shares on whether to sell, hold or tender Shares in the Offer. More generally, we believe the financial condition of Parent, Payor and Purchaser is not relevant to a decision by a holder of Shares on whether to sell, hold or tender Shares in the Offer.
Revolving Credit Agreement
On June 25, 2019, Parent entered into a multicurrency revolving facility agreement (as amended and restated pursuant to that certain amendment and restatement agreement dated as of August 5, 2022, as further amended and restated pursuant to that certain amendment and restatement agreement dated as of June 30, 2023, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Revolving Credit Agreement”); with Danske Bank A/S and Nordea Danmark, Filial af Nordea Bank Abp, Finland, as mandated lead arrangers, Bank of America Europe DAC (formerly Bank of America Merrill Lynch International Designated Activity Company), BNP Paribas Fortis SA/NV and Skandinaviska Enskilda Banken AB (publ), as lead arrangers, Jyske Bank A/S, as arranger, Nordea Danmark, Filial af Nordea Bank Abp, Finland, as documentation agent, BNP Paribas as sustainability coordinator, the financial institutions listed on Schedule 1 thereto, as lenders (the “Revolving Facility Lenders”), and Danske Bank A/S, as facility agent. The Revolving Credit Agreement provides a EUR 1.5 billion (or approximately $1.62 billion at a EUR/USD exchange ratings as of October 25, 2024 of 1.08) unsecured revolving credit facility (the “Revolving Facility”) with an initial maturity date of June 25, 2023, subject to Parent’s right to request extension of the Revolving Facility with respect to those Revolving Facility Lenders who consent to such extension to a final maturity date no later than June 25, 2026.
Borrowings under the Revolving Facility are subject to customary conditions. The applicable margin is determined based on a pricing grid with eight pricing levels depending on Parent’s consolidated leverage (calculated as a ratio of net debt to adjusted EBITDA for a relevant period) and ranges from 0.55% to 1.95% per annum (the “Margin”). With respect to term rate loans, interest is calculated as the sum of the Margin, the term reference rate for the applicable currency (EURIBOR with respect to loans denominated in Euros and SOFR with respect to loans denominated in U.S. dollars) and a credit adjustment spread. With respect to compounded rate loans, interest is calculated as the sum of the Margin, the compounded reference rate for the applicable currency and a credit adjustment spread.
As of October 25, 2024, there were no borrowings outstanding under the Revolving Facility. Interest rates applicable to future loans under the Revolving Facility will be subject to the factors described above, including increase or decrease in the applicable margin as a result of changes in Parent’s consolidated leverage.
All payments of principal and interest with respect to the Revolving Facility will be due and payable as specified in the Revolving Credit Agreement. To date, no plans have been made to finance or repay any borrowings under the Revolving Facility after the consummation of the transactions contemplated by the Merger Agreement, other than as required by the terms of such the Revolving Credit Agreement.
The Revolving Credit Agreement contains representations and warranties, affirmative and negative covenants, including financial maintenance covenants, and events of default, that Parent believes are usual and customary for such a credit facility.
The foregoing summary of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement itself, which is incorporated herein by reference. We have filed a copy of the Revolving Credit Agreement as Exhibit (b)(1) to the Schedule TO.
Facility Agreement
Parent is the borrower under the Facility Agreement, which was entered into on October 23, 2024 (the “Facility Agreement”). The Facility Agreement provides for, among other things, a €500 million term loan bridge facility which will be used to fund (directly or indirectly) payment for the Shares validly tendered and not withdrawn in the Offer and to pay costs and expenses in connection therewith.
The Facility Agreement has a term expiring on October 14, 2025 which, subject to certain conditions and at the option of Parent, including notice no earlier than sixty days and no later than thirty days prior to the termination date, may be extended for an additional eighteen months. Such extension is subject to no event of default or sanction event being continuing on the date of the extension notification.
The Facility Agreement contains customary prepayment events (including but not limited to (i) where it becomes illegal for a lender to perform any of its obligations under the Facility Agreement or fund or maintain its participation in any loan, (ii) where a change of control of Parent occurs or Parent is delisted, (iii) where a sanctions event occurs, or (iv) if Parent or its subsidiaries issue certain debt obligations). Parent also has the ability to voluntarily cancel commitments or repay amounts outstanding under the Facility Agreement each by a minimum amount of €10 million.
Accrued interest on amounts outstanding under the Facility Agreement is payable on the last day of each interest period (and, if the interest period is longer than six months, on the dates falling at six monthly intervals after the first day of the interest period) and is comprised of a percentage rate per annum which is the aggregate of EURIBOR plus the applicable Margin (as defined in the Facility Agreement). The Facility Agreement contains provisions regarding the adjustment of the applicable Margin in case of a rating change by the adjustment rating agency.

The Facility Agreement contains representations, warranties, undertakings and events of default that are customary for facilities of this type, with such adjustments as are necessary to reflect the transaction structure.
All payments of principal and interest with respect to the Facility Agreement will be due and payable as specified in the Facility Agreement. To date, no plans have been made to finance or repay any borrowings under the Facility Agreement after the consummation of the transactions contemplated by the Merger Agreement, other than as required by the terms of such the Facility Agreement.
The foregoing summary of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement itself, which is incorporated herein by reference. We have filed a copy of the Facility Agreement as Exhibit (b)(2) to the Schedule TO.
Financial Condition of Parent, Payor and Purchaser
We do not think Parent’s, Payor’s or Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•	the Offer is not subject to any financing condition;
•	if Purchaser consummates the Offer, it will acquire all remaining Shares for the same consideration in the Merger;
•	the Offer is being made for all outstanding Shares solely for cash; and
•
Parent and/or one or more of its affiliates has, and will arrange for Purchaser to have, sufficient funds available to pay the Merger Consideration in respect of all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Time, to acquire the remaining outstanding Shares in the Merger.

11.	Background of the Offer; Contacts with Longboard
The following is a description of contacts between representatives of Parent and representatives of Longboard that resulted in the execution of the Merger Agreement. For a review of Longboard’s additional activities, please refer to the Schedule 14D-9 that will be filed by Longboard with the SEC and disseminated to holders of Shares in connection with the Offer.
The board of directors of Parent (the “Parent Board”), together with Parent’s senior management, regularly evaluates business opportunities with other biotechnology and pharmaceutical companies regarding a variety of potential partnerships, licensing arrangements, joint ventures, collaborations and other strategic transactions, with members of Parent management meeting with representatives from other biotechnology and pharmaceutical companies.
On December 5, 2023, a representative of Parent contacted Mr. Kevin Lind, President and Chief Executive Officer of Longboard, requesting to meet in person during the J.P. Morgan Healthcare Conference to be held the next month to discuss strategic partnership opportunities.
On January 2, 2024, Longboard publicly announced positive topline data from the PACIFIC study, a Phase 1b/2a clinical trial, for bexicaserin in participants with Developmental and Epileptic Encephalopathies (“DEEs”). Following this announcement, Longboard’s closing stock price increased from $6.03 per share on December 29, 2023, the last trading day prior to Longboard’s January 2 press release, to $25.10 per share on January 2, 2024.
On January 8, 2024, during the J.P. Morgan Healthcare Conference, representatives of Parent met with Mr. Lind and Mr. Taylor Boyd, Vice President, Business Development of Longboard to discuss Longboard’s business, its recent clinical data results and its plans for its upcoming clinical trials.
On January 11, 2024, a representative of Parent contacted Mr. Lind and Mr. Boyd to indicate that Parent was interested in arranging additional conversations between Longboard and Parent to discuss the Longboard business and requested that the parties enter into a confidentiality agreement in advance of the meeting.
On February 2, 2024, Longboard and Parent entered into a confidentiality agreement (as amended from time to time, the “Confidentiality Agreement”), which included customary standstill provisions binding upon Parent, which standstill provisions would terminate upon Longboard’s entry into a definitive agreement with a third party providing for a merger or similar transaction.

During February and March of 2024, Parent met with representatives of Longboard to conduct initial due diligence regarding Longboard and made certain additional due diligence requests, which were responded to by Longboard.
On April 5, 2024, Parent’s Executive Management Business Development Deal Committee endorsed an approach to the Parent Board for a mandate to submit a non-binding offer to Longboard. On April 15, 2024, the Parent Board held an ad hoc meeting to preliminarily approve the non-binding offer mandate. On April 19, 2024, at Parent's Chairmanship meeting, final approval of the non-binding offer mandate was received. Immediately thereafter, Parent submitted its first non-binding offer to Longboard.
On April 19, 2024, a representative of Parent contacted Mr. Lind to indicate that Parent would submit a non-binding proposal to acquire Longboard. Later that day, Parent submitted a non-binding proposal to acquire all of the outstanding shares of Longboard common stock for $29.00 per share in cash (the “April 19th Proposal”). The April 19th Proposal indicated that the proposal was subject to, among other customary conditions, satisfactory completion of due diligence. The April 19th Proposal was shared with the Longboard Board, Longboard management, Evercore Group L.L.C., which was subsequently formally retained as Longboard’s financial advisor (“Evercore”), and Cooley LLP, Longboard’s outside legal counsel (“Cooley”).
On May 1, 2024, Mr. Lind informed a representative of Parent that the Longboard Board determined that the April 19th Proposal did not offer adequate value to the Longboard stockholders.
On May 13, 2024, a representative of Parent contacted Mr. Lind to indicate that Parent would submit a revised, non-binding proposal to acquire Longboard. Later that day, Parent submitted a revised, non-binding proposal to acquire all of the outstanding shares of Longboard common stock for $34.50 per share in cash (the “May 13th Proposal”). The May 13th Proposal indicated that the proposal was subject to, among other customary conditions, satisfactory completion of due diligence. The May 13th Proposal was shared with the Longboard Board, Longboard management, Evercore and Cooley.
On June 4, 2024, Mr. Paul Sekhri, Chairperson of the Longboard Board, contacted Mr. Charl van Zyl, President and Chief Executive Officer of Parent, with whom he has a pre-existing business relationship unrelated to Longboard, to indicate that the revised proposal did not offer adequate value to the Longboard stockholders and to arrange for an introduction to be made between Mr. van Zyl and Mr. Lind.
On June 6, 2024, Mr. Lind contacted a representative of Parent by telephone. Later that day, Mr. Lind and Mr. Boyd met with another representative of Parent in person. During each of these conversations, the representatives of Longboard indicated that while the Longboard Board had determined that the May 13th Proposal did not offer adequate value to the Longboard stockholders, Longboard would make available certain additional confidential information to assist Parent in potentially submitting an improved proposal.
On June 10, 2024, Longboard publicly announced positive interim results from its ongoing 52-week open-label extension of the PACIFIC Study evaluating bexicaserin in participants ages 12-65 years old with DEEs.
On June 29, 2024, Longboard and Parent entered into an amendment to the Confidentiality Agreement to expand the scope of confidential information covered by the Confidentiality Agreement (for additional detail, see “-The Offer-Section 13-The Transaction Documents-Other Agreement-The Confidentiality Agreement”).
On July 1, 2024, Longboard publicly announced that the FDA granted Breakthrough Therapy designation for bexicaserin for the treatment of seizures associated with DEEs for patients two years of age or older. Following this announcement, Longboard’s closing stock price increased from $27.03 per share on June 28, 2024, the last trading day prior to Longboard’s July 1 press release, to $39.50 per share on July 16, 2024.
That same day, Longboard provided Parent with access to Longboard’s virtual data room, which included, among other things, certain information regarding Longboard’s bexicaserin program.
On August 12, 2024, representatives of Parent met with representatives of Longboard to discuss the Longboard business, Parent’s due diligence and potential next steps in Parent’s diligence process.
On August 13, 2024, Parent’s Executive Management Business Development Deal Committee reviewed the latest developments from discussions with Longboard and endorsed an approach to the Parent Board for a revised mandate to submit a further non-binding offer to Longboard. On August 15, 2024, the Parent Chairmanship held a meeting to review these latest developments as well and endorse a further revised non-binding deal mandate. On August 20, 2024, during a regular Parent Board meeting a final approval of the revised non-binding deal mandate was received.

On August 23, 2024, a representative of Parent contacted Mr. Sekhri to indicate that Parent would submit a further revised, non-binding proposal to acquire Longboard. Later that day, Parent submitted a further revised, non-binding proposal to acquire all of the outstanding shares of Longboard common stock for $54.00 per share in cash (the “August 23rd Proposal”). The August 23rd Proposal indicated that the proposal was subject to, among other customary conditions, satisfactory completion of due diligence. The August 23rd Proposal was shared with the Longboard Board, Longboard management, Evercore, Centerview Partners LLC, Longboard’s co-financial advisor (“Centerview”) and Cooley.
On September 3, 2024, Mr. Lind contacted a representative of Parent to indicate that the August 23rd Proposal was not at a level at which the Longboard Board would consider transacting, but that Longboard would allow Parent additional targeted diligence to facilitate an improved proposal.
Between September 13, 2024 and October 13, 2024, Parent and its advisors continued to hold due diligence meetings with Longboard, including with respect to intellectual property, financial, tax, commercial, clinical, employee, legal and regulatory matters. During this period, Parent also continued to receive due diligence materials from Longboard in the Longboard virtual data room in response to due diligence requests.
On September 20, 2024, Parent submitted a further revised non-binding proposal to acquire all of the outstanding shares of Longboard at a total price of up to $59.00 per share (the “September 20th Proposal”), which consisted of an upfront cash consideration payment of $57.00 per share and the issuance of a contingent value right of $2.00 per share in cash payable upon achievement of a specified regulatory milestone. The September 20th Proposal was shared with the Longboard Board, Longboard management, Evercore, Centerview and Cooley.
On September 24, 2024, as directed by the Board, Evercore and Centerview spoke with representatives of PJT Partners (“PJT”), Parent’s financial advisor, and conveyed the message that the Longboard Board would only consider a price per share that was $60.00 or higher for transacting notwithstanding prior price increases from Parent.
On September 25, 2024, representatives of Baker & McKenzie LLP, legal counsel to Lundbeck (“Baker”), were granted access to Longboard’s virtual data room, which included, among other things, information regarding Longboard’s bexicaserin program and otherwise customary confirmatory due diligence materials with respect to Longboard.
On September 27, 2024, Cooley sent a draft of the Merger Agreement to Baker. The initial draft of the Merger Agreement proposed, among other things, that the acquisition would be structured as an all-cash tender offer followed by a short-form merger pursuant to Section 251(h) of the DGCL, limited conditions to the buyer’s obligations to consummate the Offer and the Merger, an obligation on the part of the buyer to take all steps necessary to obtain any antitrust approvals, including undertaking certain remedial actions like divestitures, a reverse termination fee payable by a buyer to Longboard in the event of a termination of the Merger Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied and the ability for Longboard to terminate the Merger Agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, subject to payment of a termination fee to the buyer.
On October 1, 2024, an article speculating that an acquisition of Longboard was likely was published online.
On October 4, 2024, Baker sent a revised draft of the Merger Agreement to Cooley. From October 4, 2024 until the Merger Agreement was entered into on October 14, 2024, Baker negotiated with Cooley the terms of the Merger Agreement, including, among other things, the conditions to Parent’s obligation to consummate the Offer and the Merger, the obligations of Parent to take certain actions to obtain antitrust approval for the transaction, the amount of the reverse termination fee payable by Parent to Longboard in the event of a termination of the Merger Agreement as a result of certain conditions related to the receipt of applicable antitrust approvals not being satisfied, the specific circumstances in which the reverse termination fee would be payable, certain matters relating to the ability for Longboard to terminate the merger agreement in certain circumstances to accept and enter into a definitive agreement with respect to an unsolicited superior offer, subject to payment of a termination fee by Longboard to Parent, and the amount of the termination fee payable by Longboard to Parent in those circumstances.
On October 10, 2024, the Parent Board unanimously authorized and approved the negotiation, execution, delivery and performance by Parent, Payor and Purchaser of the Merger Agreement and the consummation of the Offer and the Merger by authorizing the Chairmanship of the Parent Board to authorize and approve the foregoing subject to certain conditions. Following the meeting of the Parent Board, representatives of PJT contacted representatives of Evercore and Centerview to communicate a revised offer at an increased price of $59.00 per share in cash.

Later that day, Mr. Lind called a representative of Parent to indicate that he believed the Longboard Board would consider a transaction at a price of $62.00 per share in cash, subject to acceptable resolution of the terms of the Merger Agreement.
On October 11, 2024, a representative of Parent contacted Mr. Lind to communicate a revised offer at an increased price of $60.00 per share in cash (the “October 11th Proposal”). The representative of Parent also noted that the October 11th Proposal was Parent’s best and final offer and that Parent would be prepared to enter into the Merger Agreement over the coming weekend if the October 11th Proposal were accepted by the Longboard Board.
Continuing into the morning of October 14, 2024, Longboard, Parent, Cooley and Baker finalized the Merger Agreement.
On the morning of October 14, 2024, in Copenhagen, Denmark, the Chairmanship of the Parent Board, acting in accordance with the authority of the entire Parent Board granted to the Chairmanship of the Parent Board at the Parent Board’s meeting on October 10, 2024, unanimously authorized and approved the execution, delivery and performance by Parent, Payor and Purchaser of the Merger Agreement and the consummation of the Offer and the Merger.
Later in the morning of October 14, 2024, Longboard, Parent, Purchaser and Payor entered into the Merger Agreement. Later that morning, Longboard and Parent issued a joint press release announcing the entry into the Merger Agreement.
On October 30, 2024, Purchaser commenced the Offer and filed this Schedule TO.
12.	Purpose of the Offer; Plans for Longboard; Stockholder Approval; Appraisal Rights
Purpose of the Offer; Plans for Longboard
The purpose of the Offer and the Merger is for Parent to acquire all of the outstanding Shares. The Offer, as the first of two steps in the acquisition of Longboard, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Longboard not purchased pursuant to the Offer or otherwise and to cause Longboard to become a wholly owned subsidiary of Parent.
We currently intend, as promptly as reasonably practicable, on the same day as the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “The Offer-Section 13-The Transaction Documents-The Merger Agreement-The Merger,” the Shares acquired in the Offer will be cancelled in the Merger and the capital stock of Longboard as the surviving corporation will be the capital stock of Purchaser. The directors of Purchaser immediately prior to the Merger Effective Time will be the directors of Longboard as the surviving corporation immediately following the Merger Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Longboard as the surviving corporation. The officers of Purchaser immediately prior to the Merger Effective Time will be the officers of Longboard as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Longboard as the surviving corporation. See “The Offer-Section 13-The Transaction Documents-The Merger Agreement-The Merger.” Upon completion of the Merger, the Shares currently listed on the Nasdaq will cease to be listed on the Nasdaq and will subsequently be deregistered under the Exchange Act.
If you sell your Shares in the Offer, you will cease to have any equity interest in Longboard or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Longboard. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Longboard.
Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving Longboard (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any change in the Longboard Board or management, (c) any material change in Longboard’s capitalization or dividend policy, (d) any other material change in Longboard’s corporate structure or business, (e) any class of equity securities of Longboard being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (f) any class of equity securities of Longboard becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

No Stockholder Approval
If the Offer is consummated, we do not anticipate seeking a vote of Longboard’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the number of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as reasonably practicable after the consummation of the Offer, without a vote of Longboard stockholders, in accordance with Section 251(h) of the DGCL.
Appraisal Rights
No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Longboard who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Merger Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:
•
within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Longboard a written demand for appraisal of Shares held, which demand must reasonably inform Longboard of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;
•
continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time (and in the case of Shares beneficially owned, such beneficial owner must reasonably identify the record holder of such Shares by documentary evidence of such beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices); and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.
Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is set forth in Longboard’s Schedule 14D-9, Annex III, Section 262 of the General Corporation Law of the State of Delaware.
13.	The Transaction Documents
The Merger Agreement
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Payor, Purchaser, Longboard or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or Longboard’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that, except for the right to seek monetary damages (including based on a lost premium or loss of the economic benefit of the transactions), and which right is enforceable solely by Longboard in its sole and absolute discretion, investors are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Payor, Purchaser, Longboard or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and Longboard publicly file.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will commence a cash tender offer (as promptly as practicable) for all of the Shares at a purchase price of $60.00 per Share, net to the seller of such Shares in cash, without interest, subject to any applicable withholding of taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, and the satisfaction or waiver of the Regulatory Condition and the other conditions set forth in “The Offer-Section 15-Conditions to the Offer.”
Purchaser has the right to (a) increase the Offer Price, (b) waive any Offer Condition and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. However, without Longboard’s prior written consent, Purchaser is not permitted to (and Parent will not permit Purchaser to) (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose any conditions or requirements to the Offer other than the Offer Conditions, (v) amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such or that would reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent, Payor or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) change or waive the Minimum Condition or the Regulatory Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Time, except as described in “The Offer-Section 13-The Transaction Documents-The Merger Agreement-Extensions of the Offer” or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

We may not terminate or withdraw the Offer prior to any scheduled Expiration Time (or any rescheduled Expiration Time) without Longboard’s consent, except in the event that the Merger Agreement is terminated in accordance with its terms.
Extensions of the Offer
The Offer will initially be scheduled to expire at the Expiration Time. If, as of the scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, and, if permitted under the Merger Agreement and under any applicable law, we may, in our discretion (and without the consent of Longboard or any other person), extend the Offer on one or more occasions for additional periods of up to ten business days per extension in order to permit such Offer Condition(s) to be satisfied. We are required to extend the Offer from time to time for (A) any period required by any applicable law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated. In addition, if any of the Offer Conditions have not been satisfied or waived as of the scheduled Expiration Time, upon Longboard’s request, we will extend the Offer on one or more occasions, for additional periods of up to ten business days per extension to permit such Offer Condition(s) to be satisfied, subject to the terms and conditions of the Merger Agreement, including the limitations described in the paragraph below.
In no event will we (i) be required to extend the Offer to a date beyond the earliest to occur of (x) the valid termination of the Merger Agreement and (y) the Termination Date, or (ii) be permitted to extend the Offer to a date later than such extension deadline without the prior written consent of Longboard. We will not terminate or withdraw the Offer prior to any scheduled Expiration Time (or any rescheduled Expiration Time) without the prior written consent of Longboard, except in the event that the Merger Agreement is validly terminated.
The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “The Offer-Section 15-Conditions to the Offer,” to, at or promptly after the Expiration Time, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and pay for such Shares.
The Merger
As promptly as reasonably practicable following the satisfaction or waiver of the other conditions set forth in the Merger Agreement, on the same day as the Offer Acceptance Time, Purchaser will merge with and into Longboard, and Longboard will survive as an indirect wholly owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares held by Longboard (or held in its treasury), Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash, without interest, subject to any applicable withholding of taxes, an amount equal to the Offer Price.
The certificate of incorporation of Longboard as in effect immediately prior to the Merger Effective Time will be amended and restated by virtue of the Merger at the Merger Effective Time to be identical to the form of the certificate of incorporation included as Exhibit B to the Merger Agreement. The bylaws of Purchaser as in effect immediately prior to the Merger Effective Time will be automatically amended and will become the bylaws of Longboard as the surviving corporation, except that all references to Purchaser will become references to Longboard as the surviving corporation. The directors of Purchaser immediately prior to the Merger Effective Time will become the directors of Longboard as the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Longboard as the surviving corporation. The officers of Purchaser immediately prior to the Merger Effective Time will become the officers of Longboard as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of Longboard as the surviving corporation.
The Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote of Longboard stockholders.
Treatment of Longboard Awards
Longboard Options
Pursuant to the terms of the Merger Agreement, each Longboard Option, to the extent unvested, that is outstanding as of immediately prior to the Merger Effective Time will accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Merger Effective Time. As of the Merger Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Longboard, each vested Longboard Option (after giving effect to the acceleration treatment set forth in the preceding sentence) that is then outstanding and unexercised as of immediately before the Merger Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Longboard Option immediately prior to the Merger Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price payable per Share under such Longboard Option. Each Longboard Option, whether vested or unvested, with a per share exercise price that is equal to or greater than the Merger Consideration will be cancelled at the Merger Effective Time without the payment of consideration therefor.
Longboard RSUs
Pursuant to the terms of the Merger Agreement, as of the Merger Effective Time, except as set forth in the next following paragraph, each Longboard RSU award granted pursuant to any of the Longboard Equity Plans or otherwise that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, will, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Purchaser or Longboard, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares issuable in settlement of such RSU immediately prior to the Merger Effective Time, multiplied by (B) the Merger Consideration (the “RSU Consideration”).
On October 25, 2024, Longboard granted certain Longboard Retention RSUs to certain employees of Longboard. Notwithstanding the immediately preceding paragraph, each Longboard Retention RSU will, at the Merger Effective Time, become a cash settled award representing the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares underlying such Longboard Retention RSU immediately prior to the Merger Effective Time, multiplied by (B) the Merger Consideration (the “Retention RSU Consideration”), which amount will be subject to vesting (and payment upon such vesting) at the earliest to occur of (i) the first anniversary of the grant date, provided that the recipient remains employed with Longboard or any successor as of such date, (ii) a “covered termination” (as defined in Longboard’s Severance Plan) of employment or (iii) solely with respect to Kevin L. Lind, Brandi Roberts, Steven W. Spector, Randall Kaye and Chad Orevillo, an “involuntary termination” (as defined in their respective employment agreement with Longboard as of the date of the Merger Agreement), as applicable.
As soon as reasonably practicable after the Merger Effective Time (but in no event later than 10 business days following the Merger Effective Time), Parent will, or will cause Longboard to, pay through Longboard’s payroll the aggregate Option Consideration and RSU Consideration payable with respect to Longboard Options and Longboard RSUs held by current or former employees of Longboard (net of any withholding taxes required to be deducted and withheld by applicable laws); provided, that to the extent the holder of a Longboard Option or Longboard RSU is not, and was not at any time during the vesting period of the Longboard Option or Longboard RSU, an employee of Longboard for employment tax purposes, the Option Consideration or RSU Consideration payable with respect to such Longboard Option or Longboard RSU will be deposited in the payment fund and paid by the paying agent. Notwithstanding the foregoing, to the extent a payment made pursuant to the timing set forth herein would trigger a tax or penalty under Section 409A of the Code, such payment will be made on the earliest date that payment would not trigger such tax or penalty.
As of the date of the Merger Agreement, Longboard has taken all necessary action to approve the treatment of the Longboard Options and Longboard RSUs, including the accelerated vesting thereof. Prior to the consummation of the Merger, the Longboard Board or any duly authorized committee thereof will adopt such resolutions and take any and all other actions as are necessary to (i) terminate each of the Longboard Equity Plans, effective as of, and contingent upon the occurrence of, the Merger Effective Time, (ii) give effect to the transactions related to the Longboard Options and Longboard RSUs contemplated by the foregoing paragraphs, including obtaining all necessary approvals and consents as may be required under the Longboard Equity Plans or otherwise and (iii) ensure that neither any holder of any Longboard Options or Longboard RSUs, nor any other participant in any of the Longboard equity plans, will have any right to receive any payment or benefit with respect to any Longboard Options or Longboard RSUs, except for the right to receive the Option Consideration, RSU Consideration and Retention RSU Consideration, as applicable, as set forth in the Merger Agreement.

Treatment of Longboard ESPP
With respect to the Longboard ESPP, (a) no offering period will commence after the date of the Merger Agreement, (b) no employees of Longboard or any other persons will be permitted to begin participating in the Longboard ESPP and (c) prior to the consummation of the Merger, the Longboard Board or any duly authorized committee thereof will adopt such resolutions and take any and all other actions as are necessary to terminate the Longboard ESPP, effective as of, and contingent upon the occurrence of, the Merger Effective Time.
Representations and Warranties
In the Merger Agreement, Longboard has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in a disclosure schedule delivered by Longboard to Parent and Purchaser on the date of the Merger Agreement (the “Disclosure Schedule”). These representations and warranties relate to, among other things: (a) due organization and good standing, (b) no subsidiaries, (c) certificate of incorporation and bylaws, (d) authority, binding nature of agreement, and anti-takeover laws, (e) capitalization, etc., (f) merger approval, (g) non-contravention and consents, (h) SEC filings and financial statements, (i) absence of changes, (j) title to assets, (k) real property, (l) intellectual property, (m) data protection, (n) contracts, (o) liabilities, (p) compliance with legal requirements and regulatory matters, (q) trade control laws and anti-corruption laws, (r) CFIUS representation, (s) governmental authorizations, (t) tax matters, (u) employee matters and benefit plans, (v) environmental matters, (w) insurance, (x) legal proceedings and orders, (y) fairness opinion, brokers and other advisors, and (z) affiliate transactions.
The representations and warranties will not survive consummation of the Merger.
Operating Covenants
Longboard has agreed that, during the period from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as expressly required under the Merger Agreement, (ii) as required by applicable law, (iii) with the written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed (unless obtaining such consent would violate applicable Antitrust Laws, in which case consent will not be required and Longboard will be permitted to take the applicable action, to the extent Parent consent thereto would be a violation of such Antitrust Laws, so long as the Longboard provides reasonable advance written notice to Parent), or (iv) as set forth in the Disclosure Schedule. Longboard will (A) use its reasonable best efforts to conduct its business in the ordinary course consistent with past practice; (B) use its reasonable best efforts to maintain its existence in good standing pursuant to applicable law; and (C) use its reasonable best efforts to (x) preserve intact its material assets, properties, contracts or other material legally binding understanding, licenses and business organizations and (y) preserve the current relationships with employees, consultants, researchers, customers, vendors, distributors, partners, lessors, licensors, creditors, contracts and other persons with which Longboard has material business relations; provided, that any failure to take any action prohibited by the restrictions under the Merger Agreement will not be deemed a breach of such restrictive covenants to the extent Longboard fails to take such action after seeking Parent’s consent for such action and failing to obtain such consent.
Longboard has further agreed that, during the Pre-Closing Period, except (i) as expressly required under the Merger Agreement, (ii) as required by applicable laws, (iii) with the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned (unless obtaining such consent would violate applicable Antitrust Laws, in which case consent will not be required and Longboard will be permitted to take the applicable action to the extent consent thereto would be a violation of such Antitrust Laws so long as Longboard provides reasonable advance written notice to Parent), or (iv) pursuant to certain actions agreed by the parties and set forth in the Disclosure Schedule, Longboard will not:
•	establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);
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repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, subject to customary exceptions;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by Longboard of (A) any capital stock, equity interest or other security of Longboard, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of Longboard or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of Longboard (except that Longboard may (1) issue Shares as required to be issued upon the settlement of Longboard RSUs outstanding on the date of the Merger Agreement, upon the exercise of Longboard Options, or the vesting of Longboard Awards outstanding as of the date of the Merger Agreement in accordance with the terms of any such Longboard Award (in effect as of the date of the Merger Agreement), (2) sell shares upon exercise of Longboard Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or tax obligations with respect to Longboard Awards outstanding as of the date of the Merger Agreement in accordance with the terms of any such Longboard Award (in effect as of the date of the Merger Agreement) and (3) authorize purchases of Shares under a Rule 10b5-1 plan established by Longboard in accordance with the terms of any such Rule 10b5-1 plan (in effect as of the date of the Merger Agreement));

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except as required by the terms of any compensation or employee benefit plan, policy, program, arrangement, practice or agreement of Longboard (an “Employee Plan”) or as required by applicable law, (A) increase the compensation payable or to become payable or the benefits provided to any Longboard employee or other individual service provider, (B) establish, adopt, terminate or amend any Employee Plan (or any plan, policy, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement), (C) grant any equity or equity-based awards to any Longboard employee or other individual service provider, or (D) amend or waive any of its rights under, or accelerate the vesting or timing of payment, or fund or in any other way secure the payment, in respect of any award or benefit provided under any Employee Plan (or any plan, policy, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date of the Merger Agreement), subject to customary exceptions;

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(A) grant any change-of-control or retention payments or benefits (or provide for any increase thereof) to, or enter into any change-of-control or retention agreement with, any Longboard employee or other individual service provider, (B) grant any severance payments or benefits (or provide for any increase thereof) to, or enter into any employment or severance agreement with, any executive officer or director, (C) grant any severance or termination payments or benefits (or provide for any increase thereof) to, or enter into any employment or severance agreement with any non executive officer employee with an annual base salary greater than $300,000 or any consulting agreement with an individual independent contractor with an annual base compensation greater than $300,000 or (D) hire any employee that would be a direct report to the Chief Executive Officer of Longboard or any employee with an annual base salary in excess of $300,000;

•	amend or permit the adoption of any amendment to the certificate of incorporation, the bylaws or other charter or organizational documents of Longboard;
•	form a subsidiary;
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directly or indirectly acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any equity interest in, or a material portion of the assets or business of, any other entity;

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make any loans, advances or capital contributions to, or investments in, any other person, except for (A) advances for employee expenses in the ordinary course of business, or (B) the extension of trade credit in the ordinary course of business;

•	enter into any corporate joint venture, development, partnership, limited liability corporation or similar arrangement, in each case, for the sharing of profits and losses;
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make or authorize any capital expenditure except (A) in the ordinary course of business and not to exceed $50,000 individually or $250,000 in the aggregate, or (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (to the extent not covered by insurance);

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acquire, sell, lease, license, sublicense, pledge, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse, transfer, or assign any material right or other material asset or property for consideration that is individually in excess of $500,000 or in the aggregate in excess of $1,000,000, except (A) pursuant to dispositions in the ordinary course of business (including selling inventory and entering into non exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Longboard in amounts not exceeding $50,000 individually or $100,000 in the aggregate, or (C) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;
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negotiate or enter into any license and collaboration, partnership or distribution contract or other similar transaction with respect to any assets pertaining to any products (including pipeline products) or research or development programs of Longboard, subject to customary exceptions;

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acquire, sell, lease, license, sublicense, pledge, transfer or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer, or assign any material intellectual property rights, including material intellectual property rights pertaining to earlier pipeline projects or programs related to bexicaserin, except pursuant to (A) non-exclusive licenses or sublicenses made in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business and consistent with past practice) that are not related to bexicaserin, (B) non-exclusive licenses or sublicenses related to bexicaserin made in the ordinary course of business consistent with past practice that are incidental to a manufacturing, services or clinical trial agreement and granted to a person solely with limited rights to perform services for Longboard or (C) decisions made regarding the prosecution and maintenance of intellectual property rights, including the Longboard owned intellectual property and the Longboard licensed intellectual property, in the ordinary course of business consistent with past practice except for decisions to abandon or permit to lapse -patents or patent applications related to bexicaserin or any claim in any patent in each case within the Longboard owned intellectual property or Longboard licensed intellectual property where such abandonment or lapse of such claim would materially degrade the scope of protection related to bexicaserin;

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incur any indebtedness after the date of the Merger Agreement, except for (A) indebtedness reasonably necessary to finance capital expenditures, (B) indebtedness incurred to refinance or replace existing indebtedness (including any increased amounts of indebtedness to the extent necessary to finance any fees, costs and expenses incurred in connection with such refinancing or replacement), (C) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and (D) indebtedness incurred under any existing credit facilities or similar arrangements as in effect on the date hereof, in each case of clauses (A) through (D), in any amount less than $500,000 per incurrence or $1,000,000 in the aggregate;

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lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Longboard’s policies related thereto);

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(A) negotiate or enter into any contract that would constitute a material contract if it had been in effect on the date of the Merger Agreement or (B) amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any material contract;

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except as required by GAAP, in the ordinary course of business, or as would not have a material effect on Longboard’s tax liability, (A) make, revoke or change any material tax election; (B) settle or compromise any material tax claim or assessment or affirmatively surrender a right to any material tax refund; (C) change any accounting period used for tax purposes; (D) file an amended material tax return; (E) enter into a closing agreement with any governmental body regarding any material tax liability or assessment; (F) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment (other than in connection with a customary extension of time automatically granted to file a tax return of no longer than seven (7) months); or (G) fail to pay any material tax as it becomes due and payable, except to the extent such tax is contested in good faith;

•	commence any legal proceeding, except with respect to: (A) routine matters in the ordinary course of business consistent with past practice; or (B) in connection with a breach of the Merger Agreement;
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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (A) any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated hereby, (B) a settlement that results solely in a monetary obligation involving only the payment of monies (without admission of wrongdoing) by Longboard (net of recoveries under insurance policies or indemnity obligations) of not more than $500,000 in the aggregate and provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise or (C) a settlement that results in no monetary obligation of Longboard or Longboard’s receipt of payment; provided, that in each case, such settlement, release, waiver or compromise (x) does not relate to any intellectual property rights, (y) is not entered into with any governmental body, (z) does not involve any material injunctive or equitable relief, or impose restrictions, on the business activities of Longboard; and provided further that the settlement, release, waiver or compromise of any legal proceeding or claim brought by the stockholders of Longboard against Longboard or its directors relating to the transactions contemplated by the Merger Agreement or a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable law);
•	adopt or implement any stockholder rights plan or similar arrangement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of Longboard;
•	relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, enforce and protect, any of its material intellectual property rights;
•	enter into any new line of business outside pharmaceuticals;
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fail to maintain in full force and effect insurance policies covering Longboard and its material properties, business, assets and operations in a form and amount consistent with past practice in all material respects; or

•	authorize, or agree or commit to take, any of the foregoing actions.
Notwithstanding the foregoing, nothing contained herein will give to Parent or Purchaser, directly or indirectly, the right to control or direct the operations of Longboard prior to the Merger Effective Time. Prior to the Merger Effective Time, each of Parent and Longboard will exercise, consistent with the terms and conditions hereof, complete control and supervision of its, and in the case of Parent, its subsidiaries’, respective operations.
No Solicitation
Pursuant to the Merger Agreement, immediately after the execution of the Merger Agreement, Longboard will and will cause its directors, officers and employees to, and Longboard will direct and use reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal (as defined below) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. As promptly as reasonably practicable (and in any event within two business days) after the execution of the Merger Agreement, Longboard will and will cause its directors, officers and employees to, and Longboard will direct and use its reasonable best efforts to cause its other representatives to:
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terminate access by any third party (other than Parent, its affiliates and their respective representatives) to any physical or electronic data room or similar information sharing platform relating to any potential Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and

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request the prompt return or destruction of any confidential information previously furnished or made available to such persons and their representatives through such platform or in connection with a possible Acquisition Proposal.

Further, during the Pre-Closing Period, Longboard has agreed to not, and to cause its directors, officers and employees not to, and to direct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly:
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solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal,

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engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of, soliciting, initiating or knowingly facilitating or encouraging, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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adopt, approve or enter into any letter of intent, acquisition agreement, agreement in principle or similar contract with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

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waive or release any person from, fail to use reasonable best efforts to enforce any standstill, non-use, non-contact or similar agreement or any standstill, non-use, non-contact or similar provisions of any contract with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

The Longboard Board, notwithstanding the foregoing, may take, or omit to take, any action to the extent necessary to allow a third party to make a confidential Acquisition Proposal to the Longboard Board, however, Longboard cannot be in breach of the non-solicitation provisions in the Merger Agreement and provided that Longboard determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Longboard Board under applicable law.
For purposes of the Merger Agreement, the term “Acquisition Proposal” means any proposal, indication of interest or offer, whether or not in writing or subject to conditions, from any person (other than Parent and its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any of the following:
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acquisition, purchase or license, directly or indirectly, of assets of Longboard equal to 15% or more of Longboard’s assets or to which 15% or more of the revenues or earnings of Longboard are attributable, determined in each case on a consolidated basis,

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issuance by Longboard, purchase or acquisition of 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of Longboard, including any outstanding Voting Common Stock or Non-Voting Common Stock,

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recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of Longboard, including any outstanding Voting Common Stock or Non-Voting Common Stock, or

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merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Longboard that if consummated would result in any person or group beneficially owning 15% or more of any class of any capital stock, ordinary shares, other equity interests or other equity securities of Longboard, including any outstanding Voting Common Stock or Non-Voting Common Stock, in each case, other than the Transactions.

For purposes of the Merger Agreement, the term “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Longboard Board determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (a) is reasonably likely to be consummated on the terms proposed, taking into account all legal, regulatory, financial and financing aspects (including certainty of closing and termination fees) of such Acquisition Proposal and the person making such Acquisition Proposal and other aspects of such Acquisition Proposal that the Longboard Board deems relevant in accordance with its fiduciary duties under applicable law and (b) if consummated, would result in a transaction more favorable to the Longboard stockholders (solely in their capacities as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “80%.”
If at any time prior to the Offer Acceptance Time, Longboard or any of its representatives receives an unsolicited bona fide Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from or arise out of any breach of the restrictions described above, then:
•
Longboard and its representatives may request that any oral Acquisition Proposal be provided in written form and inform such person or group of persons of the terms of Longboard’s non-solicitation obligations,

•
if the Longboard Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take the actions described above would be inconsistent with the fiduciary duties of the Longboard Board under applicable law (and Longboard provides Parent with written notice of this determination prior to the first time that Longboard takes any action with respect to such Acquisition Proposal), then Longboard and its representatives may (x) enter into a customary confidentiality agreement that satisfies certain criteria specified in the Merger Agreement (an “Acceptable Confidentiality Agreement”), and furnish pursuant to such Acceptable Confidentiality Agreement information (including non public information) with respect to Longboard to the person or group of persons who have made such Acquisition Proposal and their respective representatives (however, Longboard must concurrently provide to Parent any information concerning Longboard that is provided to any person given such access which was not previously provided to Parent or its representatives) and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their respective representatives with respect to such Acquisition Proposal.

In addition, Longboard must:
•
promptly (and in any event within 36 hours) notify Parent if any inquiries, proposals, indications of interest or offers that are Acquisition Proposals or could reasonably be expected to lead to an Acquisition Proposal, including any requests to engage in communications, discussions or negotiations with respect to any Acquisition Proposal, are received, whether orally or in writing, by Longboard or any of its representatives together with the identity of the person or group of persons making such inquiries, proposals, indications of interest or offers,

•
promptly (and in any event within 36 hours) provide to Parent a copy of any written Acquisition Proposal or written materials comprising such inquiry, proposal or offer received by Longboard or any of its representatives and a summary of the material terms and conditions of any oral Acquisition Proposal or any such inquiry, proposal, indication of interest or offer,

•	keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis and
•	upon the reasonable written request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.
Without limiting the generality of the foregoing, Longboard will, promptly upon receipt or delivery thereof, provide Parent (and its outside counsel) with copies of all drafts and final versions (and any comments thereon) of definitive or other agreements (including schedules and exhibits thereto), relating to such Acquisition Proposal exchanged between Longboard or any representative of Longboard, on the one hand, and the person or group of persons making such Acquisition Proposal and their representatives, on the other hand.
Longboard Board Recommendation
As described above, and subject to the provisions described below, the Longboard Board unanimously (a) determined that the entry into the Merger Agreement and the consummation of the Transactions are fair and advisable, and in the best interest of, Longboard and its stockholders, (b) determined that the Merger shall be governed and effected in accordance with Section 251(h) of the DGCL, (c) authorized and approved the execution, delivery and performance by Longboard of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Longboard Board Recommendation.” Unless the Longboard Board makes an Adverse Change Recommendation (as defined below), the Longboard Board also agreed to include the Longboard Board Recommendation in the Schedule 14D-9 and to permit Purchaser to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, neither the Longboard Board nor any committee of the Longboard Board may:
•
withdraw (or modify, change or qualify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify, change or qualify in a manner adverse to Parent or Purchaser), the Longboard Board Recommendation;

•	adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;
•
if a tender offer or exchange offer for the Shares that constitutes an Acquisition Proposal is commenced (within the meaning of 14d-2 under the Exchange Act), fail to recommend against acceptance of such tender offer or exchange offer within ten (10) business days; or

•
if any Acquisition Proposal has been made public, fail to reaffirm the Longboard Board Recommendation upon request of Parent within the earlier of three (3) business days prior to the then-scheduled Expiration Time or ten (10) business days after Parent requests such reaffirmation with respect to such Acquisition Proposal.

Any action described in the foregoing four bullets is referred to as an “Adverse Change Recommendation.”
The Merger Agreement further provides that neither the Longboard Board nor any committee of the Longboard Board will adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Longboard to execute or enter into any letter of intent, acquisition agreement, agreement in principle or similar contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.
However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Longboard Board may make an Adverse Change Recommendation in response to a bona fide Acquisition Proposal or terminate the Merger Agreement in order to enter into an agreement with respect to such bona fide Acquisition Proposal. However, such action may be taken if and only if:
•	the Longboard Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the applicable Acquisition Proposal is a Superior Proposal;
•	such Acquisition Proposal did not result from or arise out of a material breach of the obligations of Longboard described above under “No Solicitation”;
•
the Longboard Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Longboard Board under applicable laws;

•
Longboard has given Parent prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Acquisition Proposal, together with any proposed definitive or other agreements (including schedules and exhibits thereto), with respect to such Acquisition Proposal, at least four business days prior to making any such Adverse Change Recommendation and, if applicable, effecting such termination (a “Determination Notice”);

•
Longboard has provided to Parent the information and materials (including a copy of any proposed agreements and related financing agreements) and a summary of the material terms and conditions of such Acquisition Proposal;

•
Longboard has given Parent four business days after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and has negotiated and caused its representatives to negotiate in good faith with Parent and its representatives (to the extent Parent desires and has requested to negotiate) with respect to such proposed revisions or other proposal, if any; and

•
the Longboard Board, after consultation with Longboard’s financial advisers and outside legal counsel and taking into account and giving effect to any amendments to the Merger Agreement and the Transactions proposed by Parent and any other proposals made by Parent, the Longboard Board has determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Proposal would be inconsistent with the fiduciary duties of the Longboard Board under applicable laws.

The above will also apply to any material amendment to any Acquisition Proposal, which will require a new Determination Notice, except that the references to four business days therein will be deemed to be references to the greater of three business days or the remaining business days in the then-existing four-business-day period.
Additionally, at any time prior to the Offer Acceptance Time, the Longboard Board may make an Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:
•
the Longboard Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Longboard Board under applicable laws;

•
Longboard has given Parent a Determination Notice at least four business days prior to making any such Adverse Change Recommendation (which notice describes the Change in Circumstances in reasonable detail);

•
Longboard has given Parent four business days after delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals so that such Change in Circumstance would no longer necessitate an Adverse Change Recommendation, and, to the extent requested by Parent, has negotiated, and caused its representatives to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
the Longboard Board, after consultation with Longboard’s financial advisers and outside legal counsel, taking into account, and giving effect to, any amendments to the Merger Agreement and the Transactions proposed by Parent, and any other proposals made by Parent, has determined, in good faith, that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Longboard Board under applicable law.

The above will also apply to any financial or other material amendment to any Acquisition Proposal, which will require a new written notice by Longboard of its decision to make an Adverse Change Recommendation, except that the references to four business days therein will be deemed to be references to three business days.
For purposes of the Merger Agreement, a “Change in Circumstance” means any material event, fact, occurrence or development with respect to Longboard that (a) was not known to the Longboard Board as of the date of the Merger Agreement (or if known Longboard Board as of the date thereof, the consequences of which were not known or reasonably foreseeable to Longboard Board as of the date of the Merger Agreement) and (b) does not relate to (i) any Acquisition Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Payor, Purchaser or any of their affiliates, (iii) the fact, in and of itself, that Longboard meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of the Merger Agreement (provided, that the exception in this clause (iii) will not prevent or otherwise affect any such development or change underlying Longboard meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (iv) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of common stock of Longboard or change in Longboard’s credit ratings (provided, that the exception in this clause (iv) will not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).
None of the provisions described above under “No Solicitation” or elsewhere in the Merger Agreement will prohibit Longboard from (i) complying with Rule 14e 2(a), Rule 14d-9 or Item 1012(a) of Regulation M A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (iii) electing to take no position with respect to an Acquisition Proposal until the earlier of three business days prior to the then-scheduled Expiration Time or ten Business Days after Parent requests such reaffirmation with respect to such Acquisition Proposal or (iv) informing any person of the existence of the non-solicitation restrictions in the Merger Agreement; so long as any such action that would otherwise constitute an Adverse Change Recommendation is taken only in accordance with the provisions described in this Longboard Board Recommendation subsection.
Regulatory Undertakings
During the Pre-Closing Period, each of Parent, Payor, Purchaser and Longboard have agreed to use their respective reasonable best efforts to as soon as practicable (but in no event later than 10 business days after the date of the Merger Agreement, unless each of Parent and Longboard’s respective outside counsels mutually agree to a later date) (such date, the “HSR Filing Date”) make an appropriate filing with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) of all notification and report forms relating to the Transactions as required by the HSR Act, which filing each of Parent and Longboard were made on October 21, 2024. Each of Parent, Payor, Purchaser and Longboard will use their respective reasonable best efforts to respond as promptly as practicable all requests for information, documentation, other material or testimony that may be reasonably requested by any governmental body, including by responding at the earliest reasonably practicable date to any reasonable request for additional information, documents or other materials received by any party or any of their respective subsidiaries from any governmental body in connection with the Transactions.
Parent, Purchaser, Payor and Longboard also agreed to use, and to cause their respective affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to satisfy the conditions to the closing and consummate the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including using reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body, (ii) obtain all necessary consents from third parties, (iii) execute and deliver any additional instruments necessary or reasonably advisable to consummate the Transactions and (iv) defend or contest in good faith any legal proceeding brought by a third party that would prevent, materially impair or materially delay the consummation of the Transactions. Notwithstanding anything to the contrary herein, prior to the Merger Effective Time, no party will be required to, and neither Longboard nor Parent (or Parent’s controlled affiliates) will without the prior written consent of the other, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payment or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability or any limitation on any rights of Longboard, or any obligation or limitation of rights of Parent or its affiliates, to obtain any consent.
Parent and Longboard will use their respective reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a governmental body or third party before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and coordinating and consulting with each other with respect to strategy in connection with obtaining any necessary approvals or expiration of any waiting periods, provided that (A) Parent will, on behalf of Parent and Longboard, subject to reasonable consultation with Longboard and its representatives, control and lead all communications and strategy related to any filings, obtaining any necessary (or, in the reasonable judgment of Parent, proper or advisable) consents, and resolving any investigation or other legal proceeding of any governmental body under the HSR Act or any other applicable Antitrust Laws and, for the avoidance of doubt, in the event of a dispute between Parent (or its affiliates) and Longboard, Parent will make the final determination regarding such strategy, consents or expirations and resolution of any investigation or other legal proceeding of any such agency or other governmental body under the HSR Act or any other applicable Antitrust Laws and (B) Longboard will provide, and will cause its affiliates to provide, prompt, full and effective support to Parent to the extent reasonably requested by Parent, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents, communications or materials provided to or received from any governmental body and material details of any oral communications in connection with any such request, inquiry, investigation, action or legal proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding and (vii) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation or legal proceeding in respect of the Transactions, each party will provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference, including any virtual or telephonic meetings and discussions, relating to such request, inquiry, investigation or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any governmental body in connection with such request, inquiry, investigation or legal proceeding; provided, that documents and information provided to the other party may be redacted (A) to remove references to valuation of Longboard or its assets or the identity of alternative acquirers, (B) to comply with contractual arrangements or (C) as necessary to protect reasonable legal privilege or (ii) may be designated as “outside counsel only,” in which case such documents and information will be provided only to outside counsel and consultants retained by such counsel.
Longboard and Parent agreed not to commit to or agree with any governmental body to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile under the HSR Act, or any other applicable Antitrust Laws, or agree with any governmental body not to consummate the Transactions for any period of time without the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed).
Further, Parent, Payor, Purchaser and Longboard agreed to promptly take, and cause their affiliates to take, any and all actions and steps to, cause the prompt expiration or termination of any applicable waiting period, obtain any consent, permit, authorization, waiver or clearance under the HSR Act or other Antitrust Laws, resolve objections, if any, of the FTC, DOJ, or any other governmental bodies with respect to the Transactions under the HSR Act or other Antitrust Laws, avoid the commencement of a lawsuit by the FTC, the DOJ or other governmental bodies, and avoid the entry of, effect the dissolution of, or to eliminate, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the closing or delaying the Offer Acceptance Time beyond the Expiration Time, and to otherwise promptly take all actions to resolve any objections and take all actions requested or required by any governmental body under applicable Antitrust Laws, and (ii) the parties will oppose and defend through litigation on the merits any claim asserted in court by any person, including any Governmental Body, under Antitrust Laws in order to avoid entry of, or to promptly have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, materially delay, or prevent the closing.
Further, Parent, Payor, Purchaser and Longboard agreed to oppose and defend through litigation on the merits any claim asserted in court by any person, including any governmental body, under Antitrust Laws in order to avoid entry of, or to promptly have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, materially delay, or prevent the closing.
Notwithstanding any of the above, the Merger Agreement does not require Parent, Payor or Purchaser, or of any their respective affiliates or the Lundbeck Foundation, to: (i) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, service lines, or businesses of Parent, Purchaser or Longboard or any of their respective affiliates, (ii) consent to or otherwise agree to other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operation, (iii) terminate existing relationships, contractual rights or obligations of Longboard, Parent or any of their respective affiliates, (iv) terminate any venture or other arrangement, (v) create any relationship, contractual rights or obligations of Longboard, Parent or any of their respective affiliates, (vi) effectuate any other change or restructuring of Longboard, Parent or any of their respective affiliates and (vii) otherwise take or commit to take any actions (including committing to seek prior approval from any governmental body for any future transaction) with respect to the businesses, product lines, assets, contractual rights, intellectual property, product lines, or service lines of Longboard, Parent or any of their respective affiliates (collectively clauses (i) through (vii), “Remedy Actions”), unless: (x) in the case of clause (i) only, such Remedy Action involves solely assets or business of Longboard (or, at the election of Parent, of Parent and its affiliates), or (y) in the case of clause (ii) only, such Remedy Action is a proposal, agreement, commitment or undertaking from Parent or any of its affiliates or Longboard to supply or provide products and services to third parties (including competitors of Parent or any of its affiliates or Longboard), in each case of the preceding clause (x) or (y), such Remedy Action, individually and in the aggregate with all other Remedy Actions, would not reasonably be expected to result in a materially adverse impact on the benefits that Parent reasonably expects to derive from the consummation of the Transactions (each such Remedy Action, a “Required Remedy Action”). Longboard will not, except with the prior written consent of Parent, propose, proffer or agree to any Remedy Action. No party (or their respective subsidiaries) will be required to offer, negotiate, commit to or effect any Remedy Action that is not conditioned upon the closing.
Prior to the Merger Effective Time, each of Longboard, Parent and Purchaser agree not to, and Longboard and Parent agree to cause their respective controlled affiliates not to, directly or indirectly, acquire or agree to acquire, or publicly announce the intent to acquire, any assets, business or any person, whether by merger, consolidation, license, purchasing the assets of or equity in any person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would, as advised by the parties’ respective external antitrust counsel, reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a governmental body necessary to consummate the Offer, the Merger and the other Transactions under applicable Antitrust Laws, including any approvals and expiration of waiting periods pursuant to the HSR Act or (ii) materially increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions under any applicable Antitrust Laws.
Access to Information
During the Pre-Closing Period, Longboard has agreed, upon reasonable advance notice, to provide and cause Longboard’s representatives to provide, Parent and its representatives with reasonable access to Longboard’s representatives and Longboard’s properties, offices, books and records, contracts, commitments and personnel, including all reasonably requested information regarding the business of Longboard and such additional financial, operating and other data and information regarding Longboard (provided, that in the case of correspondence with the FDA received by Longboard during this period, Longboard will promptly make available copies of such correspondence in an electronic data room maintained by Longboard, regardless of whether or not Parent has made any request regarding the same). Any such access will be conducted at Parent’s expense, at a reasonable time during Longboard’s normal business hours, under the supervision of appropriate personnel of Longboard and in such a manner as not to unreasonably interfere with the normal operation of the business of Longboard, and will be subject to Longboard’s reasonable security measures and insurance requirements and will not include invasive testing.
In addition, during the Pre-Closing Period, Longboard will promptly inform Parent of, and, wherever practicable give the Parent reasonable advance notice of, and the opportunity to participate in (as status of observer), any formal prescheduled teleconference or in person meeting with the FDA or any other equivalent Governmental Body; provided, that Parent’s participation will be limited to no more than two representatives of Parent, be conducted at Parent’s expense, under the supervision of appropriate personnel of Longboard and in such a manner as not to unreasonably interfere with Longboard’s objectives, conduct or participation in the teleconference or meeting.
Parent’s right to access Longboard’s books, records and other information described in this “The Offer-Section 13-Access to Information” is subject to customary exceptions and limitations.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by Longboard existing in favor of those persons who were directors or officers of Longboard as of the date of the Merger Agreement or have been directors or officers of Longboard in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Merger Effective Time, as provided in the certificate of incorporation and bylaws of Longboard as in effect as of the date of the Merger Agreement and as provided in certain indemnification agreements between an Indemnified Person and Longboard made available to Parent or Parent’s representatives prior to the date of the Merger Agreement, will survive the Merger and to the fullest extent permitted under applicable laws must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and will be observed by Parent, Longboard as the surviving corporation in the Merger and its subsidiaries to the fullest extent available under applicable laws for a period of six years from the Merger Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the terms of the Merger Agreement.
The Merger Agreement also provides that, from the Merger Effective Time until the sixth anniversary of the Merger Effective Time, Longboard as the surviving corporation must maintain (and Parent must cause Longboard as the surviving corporation to maintain) in effect the existing policy of directors’ and officers’ liability insurance maintained by Longboard as of the date of the Merger Agreement for the benefit of the Indemnified Persons who were covered by such policy as of the date of the Merger Agreement or become covered by such policy prior to the Merger Effective Time with respect to their acts and omissions occurring prior to the Merger Effective Time in their capacities as directors and officers of Longboard (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. At Longboard’s election, prior to the Merger Effective Time, Longboard may, through a nationally recognized insurance broker (and if Longboard does not so elect, Parent may cause Longboard as the surviving corporation as of or after the Merger Effective Time to) purchase a six-year “tail” policy for the Longboard policy effective as of the Merger Effective Time, subject to specified limitations.
Employee Benefits
For a period of one year following the Merger Effective Time, Parent will provide, or cause to be provided, to each individual who is employed by Longboard as of immediately prior to the Merger Effective Time and who continues to be employed by Longboard, as the surviving corporation (or any subsidiary or affiliate thereof), during such period (each, a “Continuing Employee”), (i) annual base salary (or base wage rate, as the case may be) that is no less than that provided to such Continuing Employee by Longboard immediately prior to the execution of the Merger Agreement, (ii) short-term cash incentive compensation opportunities (including annual or quarterly cash bonuses and commissions, but excluding any equity-based compensation) that are no less favorable, in the aggregate, to such short-term cash incentive compensation opportunities (excluding equity-based compensation) provided to such Continuing Employee by Longboard immediately prior to the execution of the Merger Agreement, (iii) severance pay and benefits at levels that are no less favorable than the levels of severance pay and benefits provided under the Employee Plans set forth in the Disclosure Schedule applicable to such Continuing Employee as in effect on the date of the Merger Agreement and (iv) other employee benefits (other than equity-based benefits and any retention, transaction-based or other special or non-recurring bonus or incentive awards) that are substantially comparable in the aggregate than those provided to such Continuing Employee immediately prior to the execution of the Merger Agreement.
Each Continuing Employee will be given service credit for purposes of eligibility to participate, determination of benefit levels (including levels of benefits under the vacation policy of Parent or Longboard, as the surviving corporation (or the applicable subsidiary thereof)), and eligibility for vesting under the employee benefit plans and arrangements of Parent or Longboard, as the surviving corporation (or the applicable subsidiary thereof) (the “Parent Plans”), with respect to his or her length of service with Longboard (and its predecessors) prior to the closing date to the same extent that such service was recognized prior to the closing date under the corresponding Employee Plan; provided, that the foregoing will not result in the duplication of benefits and Parent will not be required to provide credit for any purpose under any Parent Plan that is an equity incentive compensation plan, defined benefit pension plan or post-retirement welfare plan.
With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Merger Effective Time, Parent will, or will cause Longboard, as the surviving corporation (or the applicable subsidiary thereof), to and instruct its affiliates to (and without duplication of benefits), assume, as of the Merger Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Longboard.
Under any Parent Plan that is a health or welfare benefit plan, Parent will use reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods or required physical examinations under the

Parent Plan in which Continuing Employees are eligible to participate following the Merger Effective Time with respect to participation and coverage requirements applicable to the Continuing Employees, except to the extent that such conditions, exclusions, waiting periods or physical examinations would not have been satisfied or waived under a corresponding Employee Plan immediately prior to the Merger Effective Time and (ii) ensure that such Parent Plan will, for purposes of satisfying any deductibles, co-payments and out-of-pocket maximums and allowances under any such Parent Plan in which such Continuing Employees are eligible to participate after the Merger Effective Time, credit Continuing Employees for all service and all deductibles, co-payments and other amounts incurred by such Continuing Employees or their covered dependents during the plan year in which the Merger Effective Time occurs to the same extent that such amounts paid were recognized under the corresponding Employee Plan immediately prior to the Merger Effective Time.
If, at least ten business days prior to the Merger Effective Time, Parent provides written notice to Longboard directing Longboard to terminate Longboard’s 401(k) plan, Longboard will terminate the Longboard 401(k) plan effective as of the day immediately preceding the day on which the Merger Effective Time occurs. If the Longboard 401(k) plan is terminated, then as soon as practicable following the termination date, Parent will use reasonable best efforts to permit all Continuing Employees who were eligible to participate in the Longboard 401(k) plan immediately prior to the termination date to participate in Parent’s 401(k) plan and to permit each such Continuing Employee who was a participant in the Longboard 401(k) plan to effect, and to cause an appropriate 401(k) of Parent to accept, in accordance with applicable law, a direct rollover of their account balance when distributed from the terminated Longboard 401(k) plan, including any outstanding participant loans, if elected by the Continuing Employee in accordance with applicable law.
If the closing date occurs prior to February 1, 2025, then, on Longboard’s first regular payroll date following the closing date, Parent will pay or cause to be paid to each individual who is employed by Longboard as of immediately prior to the Merger Effective Time an annual bonus with respect to Longboard’s 2024 fiscal year in an amount equal the annual bonus to which such employee would be entitled based on Longboard’s actual performance under the applicable bonus arrangements of Longboard in effect as of the date of the Merger Agreement, but in no event will such amount exceed the percentage as set forth in the Disclosure Schedule, net of any required withholding taxes (the “2024 Bonus Payment”). If the closing date does not occur prior to February 1, 2025, then Longboard may pay to each individual who is employed by Longboard a 2024 Bonus Payment in accordance with Longboard’s standard practice.
The foregoing provisions are solely for the benefit of the parties to the Merger Agreement, and no such provision is intended to, or will, constitute the establishment or adoption of or an amendment to any Employee Plan, Parent Plan or other employee benefit plan for any purpose and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third party beneficiary of the Merger Agreement or have the right to enforce the provisions thereof. Nothing in the Merger Agreement will (i) be construed to create a right in any person to employment with Parent, Longboard, as the surviving corporation, or any of their respective affiliates or (ii) limit the right of Parent or its affiliates (including, following the Merger Effective Time, Longboard, as the surviving corporation) to amend, terminate or otherwise modify any Employee Plan, Parent Plan or other employee benefit plan.
Security Holder Litigation
Prior to the Merger Effective Time, each of Parent, Payor, Purchaser and Longboard have agreed to provide the other parties with prompt notice of all litigation related to the Transactions (including by providing copies of all pleadings with respect thereto) and keep such other parties reasonably informed with respect to the status of such litigation. Each party also agreed to (a) give the other parties the opportunity to participate in (but not control) the defense, settlement or prosecution of any such litigation; and (b) consult with the other parties with respect to the defense, settlement and prosecution of any such litigation. No party may compromise or settle, or agree to compromise or settle, any such litigation unless the other parties have consented in writing (which consent will not be unreasonably withheld, conditioned or delayed).
For purposes of this section of the Merger Agreement, the term “participate” will mean that (i) Parent will be kept apprised of proposed strategy and other significant decisions with respect to the litigation related to the Transactions by the party receiving notice of such litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected and provided, that Longboard will reasonably cooperate with Parent to allow the disclosure of any document or information (or as much of it as possible) in a manner that would not result in a loss of such privilege), (ii) may offer comments or suggestions with respect to such litigation and will have the right to review and comment on all filings or responses to be made by Longboard in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and Longboard will in good faith take such comments into account and (iii) no settlement will be offered or agreed to by Longboard without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).
Takeover Laws
If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Parent and Longboard and the members of their respective boards of directors (or respective committees thereof) will use their respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 16 Matters
The Merger Agreement provides that Longboard and the Longboard Board (or a duly authorized committee thereof), will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Longboard Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b 3 promulgated under the Exchange Act.
Rule 14d-10 Matters
The Merger Agreement provides that prior to the Offer Acceptance Time and to the extent permitted by applicable law, the compensation committee of the Longboard Board, either by written consent or at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Longboard or any of its affiliates and any of the officers, directors or employees of Longboard that are effective as of the date of the Merger Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.
Stock Exchange Delisting and Deregistration
Longboard has agreed to cooperate with Parent and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Shares from Nasdaq as promptly as practicable after the Merger Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting. If Longboard as the surviving corporation is or is reasonably likely to be required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the 10 days following the Offer Acceptance Time, Longboard will use reasonable best efforts to deliver to Parent at least five business days prior to the Offer Acceptance Time a substantially final draft of any such annual or quarterly report.
Conditions to the Offer
See “The Offer-Section 15-Conditions to the Offer.”

Conditions to the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable laws) prior to the Merger Effective Time of the following conditions:
•
There will not have been issued by any governmental body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor will any applicable law or order have been entered, enforced, promulgated, enacted or issued after the date of the Merger Agreement by any Governmental Body and remain in effect, in each case, which prohibits, or makes illegal the consummation of the Merger (the “Restraints Condition”); and

•	Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.
Termination
The Merger Agreement may be terminated prior to the Merger Effective Time under any of the following circumstances:
•	by mutual written consent of Parent and Longboard at any time prior to the Offer Acceptance Time;
•
by either Parent or Longboard if a court of competent jurisdiction or other governmental body has issued an order, injunction, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, injunction, decree, ruling or other action is final and nonappealable, or a governmental body will have entered, enforced, enacted, or issued a law after the date hereof having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal. The right to terminate the Merger Agreement pursuant to this provision will not be available to a party if, in the case of Longboard, its, and in the case of Parent, its, Payor’s or Purchaser’s, material breach of any provision of the Merger Agreement will have been the cause of, or has resulted in, the issuance of such final and nonappealable order, injunction, decree, ruling or other action “Legal Restraint Termination”;

•
by either Parent or Longboard, if the Offer Acceptance Time will not have occurred on or prior to 11:59 p.m. Eastern Time on the Termination Date; provided, however, that in the event that on the original Termination Date, any of the Regulatory Conditions (in connection with or in respect of any matter involving Antitrust Law), or Remedy Condition have not been satisfied but all of the other closing conditions (other than the Minimum Condition) have been satisfied or waived (or would have been capable of being satisfied or waived if the Offer Acceptance Time had occurred), then the Termination Date will be automatically extended without further action by the parties until 11:59 p.m. Eastern Time on October 14, 2025 (and in the case of such extension, any reference to the Termination Date in the Merger Agreement will be a reference to the Termination Date, as extended); provided, further that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party if its (or in the case of Parent, Parent, Payor or Purchaser’s) material breach of any provision of the Merger Agreement will have been the cause of, or resulted in, the failure of the Offer Acceptance Time to occur by the Termination Date. We refer to any termination of the Merger Agreement pursuant to this provision as a “Termination Date Termination”;

•
by Longboard, if Purchaser will have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or if Purchaser will have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) pursuant to the Merger Agreement after the satisfaction, or to the extent waivable by Purchaser, Payor or Parent, waiver by Purchaser, Payor or Parent, of each of the Offer Conditions;

•
by Parent at any time prior to the Offer Acceptance Time, if Longboard has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of Longboard in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in the Representations Condition or the Obligations Condition, as

applicable, to not be satisfied, except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by Parent to the Longboard of written notice of such breach, delivered at least thirty days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”) stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement under this paragraph if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period (to the extent capable of being cured); provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Purchaser is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Longboard Breach Termination”;
•
by Parent at any time prior to the Offer Acceptance Time, if (i) the Longboard Board will have failed to include the Longboard Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Longboard stockholders, or will have made an Adverse Change Recommendation; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Longboard Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within the earlier of (A) the third (3rd) business prior to the then-applicable Expiration Time or (B) ten (10) business days of the commencement of such tender offer or exchange offer; (iii) an Acquisition Proposal is publicly disclosed (whether by Longboard or a third party) or otherwise publicly made known to Longboard stockholders and in each case is not publicly withdrawn or is otherwise received by Longboard (whether or not public), other than the Offer, the Longboard Board fails to publicly recommend rejection of such Acquisition Proposal within three (3) business days after being requested to do so in writing by Parent (or, with respect to such Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, within the earlier of (3) business days prior to the then-applicable Expiration Time or ten (10) business days of the date such Acquisition Proposal was made public); or (iv) the Longboard Board (or a duly authorized committee thereof) makes and has not withdrawn an Adverse Change Recommendation. We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”.

•
by Longboard at any time prior to the Offer Acceptance Time, if Parent, Payor or Purchaser has breached or failed to perform any of its respective covenants or other agreements contained in the Merger Agreement, or if any of the representations or warranties of Longboard in the Merger Agreement is inaccurate, which breach, failure to perform or inaccuracy would or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions, except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Longboard will not be entitled to terminate the Merger Agreement pursuant to this paragraph prior to the delivery by Longboard to Parent of written notice of such breach, delivered at least thirty days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating Longboard’s intention to terminate the Merger Agreement pursuant to this paragraph and the basis for such termination, it being understood that Longboard will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period (to the extent capable of being cured); provided, however, that Longboard will not have the right to terminate the Merger Agreement pursuant to this paragraph if Longboard is then in material breach of any representation, warranty, covenant or agreement of the Merger Agreement. We refer to any termination of the Merger Agreement pursuant to this provision as a “Parent Breach Termination”;

•
by Longboard at any time prior to the Offer Acceptance Time, after compliance with the non-solicitation obligations of Longboard, in order to accept a Superior Proposal and concurrently enter into an acquisition agreement providing for the consummation of such Superior Proposal; provided that Longboard will have paid the Termination Fee (as defined below) to Parent prior to or concurrently with, and as a condition to, such termination. We refer to any termination of the Merger Agreement pursuant to this provision as a “Specified Proposal Termination”; or

•
by either Parent or Longboard at any time prior to the Offer Acceptance Time, if the Offer (as it may be required to be extended pursuant to the Merger Agreement, or has otherwise been extended in accordance with the Merger Agreement) will have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided, that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose material breach of any agreements or covenants under the Merger Agreement has caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer condition. We refer to any termination of the Merger Agreement pursuant to this provision as a “Minimum Condition Termination.”

Effect of Termination
Any termination of the Merger Agreement pursuant to the Merger Agreement will be effective immediately upon the delivery of written notice by the terminating party to the other parties. In the event of the termination of the Merger Agreement, the Merger Agreement will immediately be of no further force or effect, without any liability or obligation on of any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except that (i) certain specified provisions of the Merger Agreement as well as the Confidentiality Agreement (as defined and described below) will survive such termination, including the provisions described in “Termination Fees” below, and (ii) no such termination will relieve any party from any liability for any willful breach of the Merger Agreement or fraud.
Termination Fees
Longboard will pay Parent a termination fee of $86,100,000 in cash (the “Termination Fee”) in the event that:
•
the Merger Agreement is terminated by Longboard pursuant to a Specified Proposal Termination in which case Longboard must prior to or concurrently with, and as a condition to, such termination pay to Parent the Termination Fee;

•
the Merger Agreement is terminated by Parent pursuant to a Change in Recommendation Termination in which case Longboard must prior to or concurrently with, and as a condition to, such termination pay to Parent the Termination Fee; or

•
if (i) (A) the Merger Agreement is terminated pursuant to a Termination Date Termination, (B) the Merger Agreement is terminated pursuant to a Minimum Condition Termination or (C) if the Merger Agreement is terminated pursuant to a Longboard Breach Termination, (ii) (A) an Acquisition Proposal is publicly disclosed (whether by Longboard or a third party) or otherwise publicly made known to the Longboard Board or Longboard stockholders and in each case is not publicly withdrawn prior to the date of any such termination (but in the case of the preceding clause (i)(B), even if publicly withdrawn, such public withdrawal was at least three business days prior to the applicable Expiration Time) in any case of the preceding clause (i), or (B) solely in case of any of the preceding clauses (i)(A) or (i)(C), a non-public Acquisition Proposal has been made to the Longboard Board or any person has privately disclosed or communicated to the Longboard Board an intention to make an Acquisition Proposal which has not been withdrawn (publicly, if public) at the time of such termination, and (iii) within twelve months after the applicable termination, (A) the Longboard Board publicly recommends in writing that stockholders vote in favor of, or tender their shares into, any Acquisition Proposal or (B) Longboard will have entered into a definitive agreement with respect to or consummated any Acquisition Proposal, then Longboard will pay to Parent or its designee the Termination Fee in immediately available funds concurrently with the earliest to occur of such recommendation, such entry into such definitive agreement or such consummation of such Acquisition Proposal; however, Longboard will not be required to pay the Termination Fee on more than one occasion (with the references to “15%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”).

In the event that (i) the Merger Agreement is terminated by either Parent or Longboard pursuant to a Termination Date Termination, if, on the date of such termination, any of the Restraints Condition, the Regulatory Condition or the Remedy Condition, (in each case of the preceding conditions solely in connection with or in respect of any applicable Antitrust Law), has not been satisfied or waived and any such failure to satisfy or waive any such conditions arises in connection with or in respect of any applicable Antitrust Law, (ii) the Merger Agreement is terminated by either Parent or Longboard pursuant to a Legal Restraint Termination (solely to the extent the applicable legal restraint causing the termination arises under the Antitrust Laws) or (iii) the Merger Agreement is terminated by Longboard pursuant to Parent Breach Termination as a result of a material breach of the regulatory covenants with respect to obtaining any required approvals, expiration or termination of applicable waiting periods, consents or authorizations under applicable Antitrust Laws, and, in each case of the preceding clauses (i) through (iii), Longboard has not materially breached the regulatory covenant in the Merger Agreement with respect to obtaining any required approvals, expiration or termination of applicable waiting periods, consents or authorizations under applicable Antitrust Laws, then Parent will be required to pay to Longboard an amount in cash equal to $158,900,000 (the “Reverse Termination Fee”), in immediately available funds (x) within five (5) business days thereafter such termination by Longboard and (y) concurrently with and as a condition to such termination if by Parent.
In no event will Longboard or Parent be required to pay, as applicable, the Termination Fee or the Reverse Termination Fee on more than one occasion, whether or not the Termination Fee or the Reverse Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.
Subject to the terms of the Merger Agreement, a party’s right to receive payment from the other party of the Termination Fee or the Reverse Termination Fee, as the case may be (and its reasonable and documented costs and expenses in respect of legal proceedings brought to enforce payment thereof, if applicable), will be the sole and exclusive remedy of such party’s or its respective affiliates against the other party and any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise.
Pursuant to the Merger Agreement, if Longboard or Parent, as applicable, fails to timely pay any Termination Fee or Reverse Termination Fee due pursuant to the terms of the Merger Agreement, and in order to obtain the payment, Parent or Longboard, as applicable, commences a legal proceeding which results in a judgment against Longboard or Parent, as applicable, Longboard will pay Parent, or Parent will pay to Longboard, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount.
Fees and Expenses
Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Specific Performance
Parent, Payor, Purchaser and Longboard have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur and that the parties to the Merger Agreement would not have any adequate remedy at law in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Parent, Payor, Purchaser and Longboard acknowledged and agreed that each party will be entitled at law or in equity to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Other Agreements
The Confidentiality Agreement
Parent and Longboard entered into a confidentiality agreement, dated February 2, 2024, as amended on June 29, 2024 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Parent and Longboard agreed that, subject to certain exceptions including the ability to make disclosures required by applicable law, any confidential information Longboard may make available to Parent and its representatives will not be disclosed or used for any purpose other than the specific purpose of evaluating, negotiating and proposing a possible negotiated transaction between Parent and Longboard. The Confidentiality Agreement includes an 18-month standstill provision for the benefit of Longboard and permitted Parent to confidentially approach Longboard’s chief executive officer or the Longboard Board to propose a transaction during the standstill period and a fall-away provision upon the entry into a definitive agreement providing for certain acquisition transactions, including the Transactions.
The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which Purchaser has filed with the SEC as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
14.	Dividends and Distributions
The Merger Agreement provides that during the Pre-Closing Period, except (i) as required or expressly provided for under the Merger Agreement or as required by applicable laws, (ii) with the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Disclosure Schedule, Longboard will not establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of Longboard’s capital stock (including the Shares) or other equity or voting interest other than certain specific exceptions contained in the Merger Agreement.
15.	Conditions to the Offer
Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any validly tendered (and not validly withdrawn) Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares: (i) if the Merger Agreement has been terminated in accordance with its terms; or (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to the Merger Agreement), if any of the following conditions are not satisfied or waived in writing by Parent as of the Expiration Time:
•
there have been validly tendered and not validly withdrawn shares of Voting Common Stock that, considered together with all other shares of Voting Common Stock (if any) beneficially owned by Parent or any of its wholly owned subsidiaries (but excluding shares of Voting Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one share of Voting Common Stock more than 50% of the sum of (i) the total number of shares of Voting Common Stock outstanding at the time of the expiration of the Offer, plus (ii) the total number of shares of Voting Common Stock that Longboard is required to issue upon conversion, settlement, exchange or exercise of all Non-Voting Common Stock, options, warrants, rights or other securities for which the holder has, by the time of the expiration of the Offer, elected to convert, settle, exchange or exercise or for which the conversion, settlement, exchange or exercise date has already occurred by the time of the expiration of the Offer (but without duplication) (the “Minimum Condition”);

•
(i) the representations and warranties of Longboard set forth in Section 3.1 (Due Organization and Good Standing), Section 3.2 (No Subsidiaries), Section 3.3 (Certificate of Incorporation and Bylaws), 3.4 (Authority; Binding Nature of Agreement), Section 3.5(b), (e) and (f) (Capitalization, Etc.), Section 3.7(a) (Non-Contravention; Consents) and Section 3.26 (Brokers and Other Advisors) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in all material respects at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time); (ii) the representations and warranties of Longboard set forth in Section 3.5(a), (c) and (d) (Capitalization, Etc.) shall be true and correct except for any de minimis inaccuracies at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time); (iii) the representations and warranties of Longboard set forth in Section 3.9(b) (No Material Adverse Effect) shall be true and accurate in all respects at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer

Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and (iv) the representations and warranties of Longboard set forth in Section 3 (other than those referred to in clauses (i), (ii) and (iii) of this paragraph) shall be true and accurate (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and accurate has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Representations Condition”);
•
Longboard having complied with or performed in all material respects all of Longboard’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•
Parent and Purchaser having received a certificate of Longboard, validly executed for and on behalf of Longboard and in its name by a duly authorized executive officer or chief financial officer thereof, certifying that the Representations Condition, the Obligations Condition and the MAE Condition (defined below) have been duly satisfied;

•
(i) any waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall have expired or terminated, and any agreement with any governmental body not to consummate the Offer mutually agreed to by the parties shall have expired or terminated, and (ii) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger shall have been issued by any court of competent jurisdiction after the date hereof and remain in effect, nor shall any law have been entered, enforced, enacted, or issued after the date hereof by any governmental body and remain in effect, in each case, which prohibits, or makes illegal the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (each of the conditions in clauses “(i)” and “(ii)” (in case of “(ii)”, as such condition directly relates to the HSR Act), the “Regulatory Condition”);

•
there shall be no pending lawsuit by any governmental body explicitly seeking to impose a Remedy Action (defined in “The Offer-Section 13-The Transaction Documents-Regulatory Undertakings”) on any of the Parent, Longboard or any of their respective affiliates that is not a Required Remedy Action (defined in “The Offer-Section 13-The Transaction Documents-Regulatory Undertakings”) (the “Remedy Condition”);

•	since the date of the Merger Agreement, there shall not have occurred any Material Adverse Effect that is continuing (the “MAE Condition”); and
•	the Merger Agreement shall not have been terminated in accordance with its terms.
The Offer is not subject to, or contingent upon, any financing condition.
Except for the Minimum Condition or the Regulatory Condition (which may only be waived with the prior written consent of Longboard), the foregoing conditions may be waived by Parent or Purchaser in whole or in part in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable law. Any reference in this Section 15 or in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent, Purchaser or any other affiliate of Parent to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver of such right with respect to any other facts and circumstances and each such right will be deemed an ongoing right. If either Parent or Purchaser waives a material condition of the Offer, such party will promptly disseminate such waiver to Longboard stockholders in a manner reasonably designed to inform them of such waiver and extend the Offer if and to the extent required by applicable Exchange Act rules or otherwise.
The term “Material Adverse Effect” means any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that has had or would reasonably be expected to have a material adverse effect on (a) the ability of Longboard to consummate the Offer and the Merger on or before the Termination Date or (b) the business, assets, financial condition, operations or results of operations of Longboard. For purposes of the foregoing clause (b) of this definition, none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (ii) any Effect arising directly or indirectly from or otherwise relating to changes in interest rates, inflation rates or fluctuations in the value of any currency; (iii) any Effect in general regulatory, legislative or political conditions in the United States or any other country or region in the world; (iv) any act of terrorism, war, civil unrest, national or international calamity, cyber-intrusion, weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, pandemic or epidemic or any other similar event (and any escalation or worsening of any of the foregoing); (v) any change in (or binding interpretations of) any law or United States generally accepted accounting principles; (vi) any change in the market price, credit rating or trading volume of the Longboard’s stock or other securities or any change affecting the ratings or the ratings outlook for the Longboard (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (vii) any Effect arising out of or relating to the announcement, execution, pendency or performance of the Merger Agreement and the Transactions including any Effect that arises out of or relates to the identity of Parent or any of its affiliates (with respect to this clause (vii), other than (x) for purposes of any representation or warranty contained in Section 3.7 (Non-Contravention; Consents) of the Merger Agreement and the condition set forth in clause (i) of the Representations Conditions solely as such condition relates to Section 3.7 (Non-Contravention; Consents), but in any event subject to the disclosures set forth in the Disclosure Schedule otherwise in accordance with the Merger Agreement, or (y) any Effect arising out of or relating to the Longboard’s performance of its interim operating covenants); (viii) any failure by Longboard to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); or (ix) any of the matters set forth in Annex I of the Disclosure Schedule under the heading “Material Adverse Effect”; provided, further that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on Longboard as compared to other similarly situated participants in the industry in which Longboard operates (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).
16.	Certain Legal Matters; Regulatory Approvals
General
Except as discussed below in this Section 16, based on our examination of publicly available information filed by Longboard with the SEC and a review of certain information furnished by Longboard to Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to Longboard’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental authority or agency, domestic, foreign or super national, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Longboard’s business or certain parts of Longboard’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer-Section 15-Conditions to the Offer.”
State Takeover Statutes
As a Delaware corporation, Longboard is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Longboard has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Purchaser and Parent, the Longboard Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution, delivery and performance of the Merger Agreement and to the consummation of the Offer, the Merger and the other Transactions.
In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws.
To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.
In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer-Section 15-Conditions to the Offer.”
Antitrust Approvals
Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.
Pursuant to the Merger Agreement, each of Parent and Longboard filed on October 21, 2024 a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire 15 days following the filing of the Premerger Notification and Report Form at 11:59 p.m., Eastern Time, but this period may change if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, ten days after substantial compliance with such request. The parties may also agree with the DOJ or FTC to not consummate the Offer for a specified period of time with the other party’s written consent. If any waiting period expires on a Saturday, Sunday or federal holiday, then the applicable waiting period is extended until the next day that is not a Saturday, Sunday or federal holiday at 11:59 p.m., Eastern Time.

After expiration of the applicable waiting period, Parent and Longboard will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order or other legal requirement, or if there is a pending lawsuit by a governmental body seeking to impose a remedy action, as defined in the Merger Agreement. See “The Offer-Section 15-Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “The Offer-Section 13-The Transaction Documents-The Merger Agreement-Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.
There can be no assurance that regulatory clearances and approvals will be timely obtained or obtained at all, or that a challenge on antitrust, competition or foreign investment control law grounds will not be made and, if so, what the result will be.
Regulatory Undertakings
See “The Offer-Section 13-The Transaction Documents-Regulatory Undertakings.”
17.	Fees and Expenses
We have retained MacKenzie Partners, Inc. to act as the Information Agent and Broadridge Corporate Issuer Solutions, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18.	Miscellaneous
The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or make any representation on behalf of Purchaser, Payor, Parent or any of their respective affiliates, not contained in this Offer to Purchase or in the related Letter of Transmittal.
We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Longboard has filed the Schedule 14D-9, together with the exhibits thereto, setting forth the Longboard Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “The Offer-Section 8-Certain Information Concerning Longboard” and “The Offer-Section 9-Certain Information Concerning Parent, Payor and Purchaser” above.
Langkawi Corporation
October 30, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. Unless otherwise indicated, the business address of each director and executive officer is Ottiliavej 9, Valby, Denmark. Directors are identified by an asterisk (*).

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Charl van Zyl, President & Chief Executive Officer (United Kingdom)
Charl van Zyl joined Parent as its President & Chief Executive Officer in September 2023. He has more than 23 years of experience from commercial international management roles within the pharmaceutical industry.

Prior to joining Parent, Mr. van Zyl served as Executive Vice President and Head of Neurology at UCB S.A. (Allée de la Recherche, 60, 1070 Brussels, Belgium), a biopharmaceutical company, from September 2019 to September 2023. Mr. van Zyl was responsible for UCB’s corporate activities in Europe and international markets.

Lars Søren Rasmussen,* Chairman of the Board (Denmark)
Lars Søren Rasmussen is the Chair of the Parent Board. He chairs the Remuneration & Nomination Committee and is a member of the Audit Committee.

Mr. Rasmussen was first nominated for election to the Parent Board in 2013. Mr. Rasmussen was Chief Executive Officer of Coloplast A/S (Holtedam 1-3, DK-3050 Humlebaek, Denmark), a developer and manufacturer of medical devices, from 2008 to 2018.

Mr. Rasmussen is Chair of the Board of Directors at Coloplast A/S and WS Audiology (Nymøllevej 6, 3540 Lynge, Denmark) a manufacturer of hearing aids. He also serves on the Board of Directors of Gyldendal A/S (Klareboderne 3, 1001 København K, Denmark), a publishing house.

Lene Skole-Sørensen,* Deputy Chair of the Board (Denmark)
Lene Skole-Sørensen is the Chief Executive Officer of the Lundbeck Foundation and Deputy Chair of the Parent Board. Prior to joining the Lundbeck Foundation in 2014, Lene was Chief Financial Officer at Coloplast A/S (Holtedam 1-3, DK-3050 Humlebaek, Denmark), a developer and manufacturer of medical devices.

Lene Skole-Sørensen is Deputy Chair of the Parent Board, Ørsted A/S (Kraftværksvej 53, Skærbæk, 7000 Fredericia, Denmark), a sustainable energy company, Falck A/S (Sydhavnsgade 18, 2450 Copenhagen SV, Denmark), (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider. and ALK-Abelló A/S (Bøge Alle 1, 2970 Hørsholm, Denmark), a pharmaceutical company. She is the Vice Chair of Nordea Bank Abp (Satamaradankatu 5, FI-00020 Nordea, Finland).

Joerg Hornstein, CFO & Executive Vice President, Corporate Functions (Germany)
Joerg Hornstein joined Parent as its Chief Financial Officer in August 2022.

Joerg served as Executive Vice President and Chief Financial Officer of AC Immune SA (EPFL Innovation Park, Building B, 1015 Lausanne, Switzerland), a Nasdaq-listed clinical-stage biopharmaceutical company, from April 2017 to July 2022, where he oversaw various corporate functions.

Santiago Arroyo* (USA)
Dr. Santiago Arroyo, MD and PhD, was first nominated for election to the Parent Board in 2021 and is a member of the Scientific Committee.

Dr. Arroyo has more than 30 years of experience in academic neurology and pharmaceutical research and development. As an academic neurologist, Dr. Arroyo held faculty positions at the Johns Hopkins Hospital, Hospital Clinic of Barcelona

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

and the Medical College of Wisconsin where he was Associate Professor of Neurology. He has special expertise in pediatric and adult epilepsy and electrophysiology.

Santiago Arroyo serves as a member of the Board of Directors at GlycoEra AG (Einsiedlerstrasse 34, 8820 Wädenswil, Switzerland), a development-stage biotechnology company.

Jeffrey Berkowitz* (USA)
Jeffrey Berkowitz was first nominated for election to the Parent Board in 2018 and is a member of the Scientific Committee and the Remuneration & Nomination Committee.

Mr. Berkowitz has served as the Chief Executive Officer of Real Endpoints (25A Hanover Road, Suite 203, Florham Park, New Jersey 07932), a market-access platform and advisory firm, since 2018.

Mr. Berkowitz is Chair of the Board of Pharma Two B Ltd. (Pekeris St., Welzmann Science Park, Rehovot, Israel, 70400), a late-clinical stage company. He is also a member of the Board of Directors of Zealand Pharma A/S (Sydmarken 11, 2860 Søborg, Denmark), a biotechnology research company, and Click Therapeutics (80 White Street, 3rd Floor, New York, New York 10013), a software developer.

Lars Erik Holmqvist* (Sweden)
Lars Holmqvist has been a member of the Lundbeck Foundation Board since 2016. He serves as a member of the Research and Prize Committee.

Lars is Chairman of the Board of Directors of Biovica International AB (Dag Hammarskjölds Väg 54B, 752 37 Uppsala, Sweden), a biotech company. He is a member of the Board of Directors of each of ALK-Abelló A/S (Bøge Alle 1, 2970 Hørsholm, Denmark), a pharmaceutical company, Tecan AG (Sveavägen 159, 1tr, 113 46 Stockholm, Sweden), a supplier of laboratory automation products, Vitrolife AB, a provider of medical devices and genetic testing services, and Naga UK Topco Ltd., a holding company (Dagger Lane Elstree, WD6 3BX, United Kingdom).

Dr. Holmqvist is a professor, Chief Physician, and Head of Institute of Spots Medicine, Department of Orthopedic Surgety at Bispebjerg Hospital. He is also a Coordinating Professor for Bispebjerg-Frederiksberg Hospital, Institute of Clinical Medicine, University of Copenhagen.

Jakob Riis* (Denmark)
Jakob Riis was first nominated for election to the Parent Board in 2023 and is a member of the Scientific Committee.

Since 2017, Jakob Riis has served as the President and Chief Executive Officer of Falck A/S (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider.

Mr. Riis currently serves as Chair of the Board of Directors in Falck Healthcare A/S and Response A/S, and a member of the Board of Directors of Falck Danmark A/S, each a subsidiary of Falck A/S. He is also a member of the Board of Directors of the Danish Chamber of Commerce.

Dorothea Wenzel* (Germany)
Dorothea Wenzel serves as Chair of the Audit Committee of the Parent Board.

She had a long career at Merck KGaA (Frankfurter Strasse 250, Darmstadt, 64293, Germany) a science and technology company, where until August 2021 she served as Executive Vice President and Head of the Global Business Unit Surface Solutions. In

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

2018 she was the Chief Financial Officer & Head of Strategy of the Performance Materials Division.

Dorothea is also a member of the Board of Directors of Dentsply Sirona Inc. (13320-B, Ballantyne Corporate Pl., Charlotte, NC 28277), a dental equipment manufacturer, a member of the Supervisory Board of Servier Pharmaceuticals (200 Pier 4 Blvd., Boston, MA 02210), a pharmaceutical manufacturer, and a member of the supervisory board of Gerresheimer AG (Klaus Bungert Str. 4 40468 Düsseldorf Germany), a pharmaceutical manufacturer.

Camilla Gram Andersson* (Denmark)
Camilla Gram Andersson has worked at Parent since 2005 and is an employee representative on the Parent Board. She is a Senior Director in the Corporate Health, Safety & Environment (HSE) department, where she is responsible for the development of Lundbeck’s HSE strategy.

Hossein Armandi,* (Denmark)
Hossein Armandi has worked at Parent since 1995 and is an employee representative on the Parent Board. He holds a position as Research Technician in the research department of Translational Drug Metabolism and Pharmacokinetics.

Dorte Clausen* (Denmark)
Dorte Clausen has worked at Parent since 2012 and is an employee representative on the Parent Board. She currently manages clinical studies within psychiatry and holds a position as Clinical Trial Manager, Specialist.

Dorte is a member of the Board of a Danish union, Pharmadanmark (Gl. Kongevej 60, 1850 Frederiksberg C, Denmark), as well as a member of the Board at Training & Conference Center Pharmakon (Milnersvej 42, Hillerød, Region of the Capital DK-3400, Denmark), one of the largest dedicated conference centers in Denmark.

Lasse Skibsbye* (Denmark)
Lasse Skibsbye has worked at Parent since 2016 and is an employee representative on the Parent Board. He currently holds a position as Principal Scientist and Safety Pharmacologist in the department of Exploratory Toxicology, Non-clinical Safety Research.

Dianne Hol, Executive Vice President, People & Culture (The Netherlands)
Dianne Hol joined Parent as the Executive Vice President People & Culture in April 2024.

Dianne served as Vice President Global Human Resources from March 2017 to April 2024 at AstraZeneca PLC (1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom), a biopharmaceutical business.

Johan Luthman, Executive Vice President, Research & Development (Sweden)	Johan Luthman joined Parent as Executive Vice President, R&D in March 2019. Johan holds a PhD in Neurobiology and Histology from the Karolinska Institute in Sweden.
Lars Bang, Executive Vice President, Product Development & Supply (Denmark)
Lars Bang was appointed as Senior Vice President, Supply Operations & Engineering in 2003. He began his career at Lundbeck in 1988 as a trainee in R&D. Subsequently, he has head R&D Planning, Corporate Planning and Strategy, Lundbeck España S.A, Group Sales & Marketing. In 2003 he was appointed Group Senior Vice President Supply Operations & Engineering.

Lars is a Member of the Board of Claudio Bidco A/S (Dandyvej 19. Vejle, 7100,. Denmark), a pharmaceuticals manufacturer, Claudio Holdco A/S (Dandyvej 19. Vejle, 7100,. Denmark), a pharmaceuticals manufacturer, Fertin Pharma A/S (Dandyvej 19. Vejle, 7100,. Denmark), a pharmaceuticlsmanufacturer and OB Holdings (SW 22 54 2 W 4 MARWAYNE, AB, T0B 2X0 Canada), a food and beverage manufacturer.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Maria Alfaiate, Executive Vice President, Commercial & Corporate Strategy (Portugal)
Maria Alfaiate joined Parent as Executive Vice President Commercial and Corporate Strategy, August 1, 2024.

Maria previously held positions at Bayer Pharmaceuticals(51368 Leverkusen, Germany), a pharmaceutical company, where she served as Senior Vice President and Global Head of New Products Commercialization and Portfolio Strategy from August 2021 to August 2024, Global VP Cardio, Renal & Vascular Diseases from September 2020 to August 2021 and Global Cardio-Renal Head from April 2020 to September 2020. Prior to her time at Bayer, Maria was a Global Brand Director from January 2018 to April 2020 at AstraZeneca PLC (1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom), a biopharmaceutical business.

Michala Fischer-Hansen, Executive Vice President, Head of Europe & International Markets (Denmark)
Michala Fischer-Hansen joined Parent as the Executive Vice President Head of Europe & International Markets in April 2024. From 2019 to March 2024 she was an Executive Vice President at Falck A/S (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider.

Thomas Gibbs, Executive Vice President, Head of Lundbeck U.S. (USA)
Mr. Gibbs has served as Executive Vice President, Head of Lundbeck U.S., and President of Payor since February 2023. Prior to joining, Thomas Gibbs served as Chief Executive Officer and Global Brand Leader for Vectura, Inc. (Chippenham, 1-6, Prospect West, Bumpers Way, United Kingdom), a pharmaceutical company, from December 2021 to February 2023. Mr. Gibbs served as Senior Vice President and Chief Commercial Officer for Sunovion Pharmaceuticals (84 Waterford Dr, Marlborough, MA 01752), a global biopharmaceutical company focused on the innovative application of science and medicine to help people with serious medical conditions, from November 2019 to December 2021. Mr. Gibbs was Executive Vice President and Chief Commercial Officer for Optinose US, Inc. (777 Township Line Road, Suite 300, Yardley, Pennsylvania 19067), a specialty pharmaceutical company focused on creating and bringing to market innovative products for patients with diseases treated by ear, nose, and throat and allergy specialists, from October 2016 to November 2019.

Tine Østergaard Hansen, Senior Vice President, Corporate Communications and Public Affairs (Denmark)
Tine Østergaard Hansen joined Parent as the Senior Vice President of Corporate Communications & Public Affairs in March 2024.

Prior to joining Parent, she was the Vice President of Corporate Communications, Branding & Sustainability at Noble Corporation (13135 Dairy Ashford, Suite 800, Sugar Land, Texas, 77478), an offshore drilling company, from October 2022 to March 2024. She was Head of Corporate Communication and Branding at Maersk Drilling (Lyngby Hovedgade 85, Kongens Lyngby, 2800, DK), an offshore drilling company from July 2017 to May 2020 and Vice President, Head of Corporate Communication and Sustainability from May 2020 to October 2022.

MANAGER AND EXECUTIVE OFFICERS OF PURCHASER2
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of the manager and the executive officers of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Purchaser. Unless otherwise indicated, the business address of each director and executive officer of Purchaser is 6 Parkway North, Deerfield, Illinois, 60015. The manager is identified by an asterisk (*).

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas Gibbs* President (USA)
Mr. Gibbs is the President of Purchaser. He has served as Executive Vice President, Head of Lundbeck U.S., and President of Payor since February 2023. Prior to joining, Thomas Gibbs served as Chief Executive Officer and Global Brand Leader for Vectura, Inc. (Chippenham, 1-6, Prospect West, Bumpers Way, United Kingdom), a pharmaceutical company, from December 2021 to February 2023. Mr. Gibbs served as Senior Vice President and Chief Commercial Officer for Sunovion Pharmaceuticals (84 Waterford Dr, Marlborough, MA 01752), a global biopharmaceutical company focused on the innovative application of science and medicine to help people with serious medical conditions, from November 2019 to December 2021. Mr. Gibbs was Executive Vice President and Chief Commercial Officer for Optinose US, Inc. (777 Township Line Road, Suite 300, Yardley, Pennsylvania 19067), a specialty pharmaceutical company, from October 2016 to November 2019.

Markus Kede (Sweden)
Markus Kede is the Treasurer of Purchaser. He has served as Vice President, Finance & Business Planning, at Payor since August 2022. Prior to such position, Mr. Kede served as Senior Director, Treasury, at Parent from October 2014 through July 2022.

Thomas Forrester (USA and Ireland)
Thomas Forrester is the Secretary of Purchaser. He has served in various capacities at Payor and its predecessor, Lundbeck Inc., since April 2011. From 2017 to April 2020, he served as Vice President Legal Affairs & General Counsel, NA. Mr. Forrester’s responsibilities included Lundbeck’s legal operations in Canada from 2017-2022. He has served as Senior Vice President Legal Affairs & General Counsel, NA, since 2020.

[2]
Parent controls Purchaser and Payor though its wholly owned subsidiary, Lundbeck USA Holding LLC, a Delaware limited liability company with its principal executive office located at 6 Parkway North, Deerfield, IL 60015. The telephone number of Lundbeck USA Holding LLC is (866) 377-6996.

MANAGERS AND EXECUTIVE OFFICERS OF PAYOR
The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager and executive officer of Payor are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Payor. Unless otherwise indicated, the business address of each director and executive officer of Payor is 6 Parkway North, Deerfield, Illinois, 60015. Managers are identified by an asterisk (*).

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Uma Sankar Dittakav, Chief Analytics Officer (USA)
Uma Sankar Dittakav joined Payor as Chief Analytics Officer in July 2023. Prior to joining Payor, Uma worked at Sunovion Pharmaceuticals (84 Waterford Dr, Marlborough, MA 01752), a global biopharmaceutical company focused on the innovative application of science and medicine to help people with serious medical conditions, as the head of Decision Sciences for 12 years.

Michael Giordano, Assistant Treasurer (USA)
Michael Giordano has served as Senior Director, US Commercial Finance, and Assistant Treasurer of Payor since August 2022. From October 2021 to July 2022, Mr. Giordano was Director, US Commercial Finance. He was Assistant Controller from 2017 to 2020 and America Controller in 2021.

Puja Leekha, Chief Compliance Officer & Head of DEI Strategy (USA)
Puja Leekha has served as VP, Chief Compliance Officer & Head of DEI Strategy since November 2023. From August 2023 to November 2023, Puja served as SVP, Chief Ethics & Compliance Officer, Chief Legal Officer and Corporate Secretary at Orthofix Medical Inc. (3451 Plano Parkway, Lewisville, TX 75056), a medical device company. Puja served as VP, Chief Compliance Officer & Corporate Counsel at Payor from June 2018 to July 2023.

Thomas E. Gibbs,* Executive Vice President and Head of Lundbeck U.S. (USA)
Thomas E. Gibbs has served as Executive Vice President, Head of Lundbeck U.S., and President and Lead Manager of Payor since February 2023. Prior to joining, Thomas Gibbs served as Chief Executive Officer and Global Brand Leader for Vectura, Inc. (Chippenham, 1-6, Prospect West, Bumpers Way, United Kingdom), a pharmaceutical company, from December 2021 to February 2023. Mr. Gibbs served as Senior Vice President and Chief Commercial Officer for Sunovion Pharmaceutical (84 Waterford Dr, Marlborough, MA 01752)s, a global biopharmaceutical company focused on the innovative application of science and medicine to help people with serious medical conditions, from November 2019 to December 2021. Mr. Gibbs was Executive Vice President and Chief Commercial Officer for Optinose US, Inc. (777 Township Line Road, Suite 300, Yardley, Pennsylvania 19067), a specialty pharmaceutical company focused on creating and bringing to market innovative products for patients with diseases treated by ear, nose, and throat and allergy specialists, from October 2016 to November 2019.

Molly Poarch, Vice President of Corporate Affairs and Commercial Operations (USA)
Molly Poarch has served as VP Corporate Affairs and Commercial Operations at Payor since July 2021. She has more than 20 years of progressive experience in communications and patient advocacy spanning across the pharmaceutical, biotech, medical device and nonprofit sectors. She holds a bachelor of science degree in organizational communications from Ohio University.

Molly has also served as Vice President of Communications and Patient Advocacy for Orphazyme A/S (Lyskær 8A, DK-2730 Herlev, Copenhagen, Denmark), a therapeutics company, Senior Director of Portfolio Communications, Alexion Pharmaceuticals, Inc. (121 Seaport Blvd Boston, MA 02210,), a pharmaceutical company, and Senior Director of Corporate Communications for RTI Surgical (11621 Research Circle, Alachua, FL 32615), a surgical implant supplier.

Shae Maughmer, SVP Head of Commercial Neurology (USA)
Shae Maughmer has served as SVP Head of Commercial Neurology at Payor since July 2023. Shae was previously VP Business Unit Head Neurology at Payor from September 2020 to July 2023. Prior to joining Payor, Shae served as VP Franchise

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Head Biotherapeutics Specialty Care at Takeda Pharmaceuticals USA (500 Kendall Street, Cambridge, MA 02142), a biopharmaceutical company, from January 2019 to August 2020.
Joseph Bufalino, Vice President of Strategy and Portfolio Management (USA)
Joe Bufalino is currently the VP of Strategy and Portfolio Management in the US. Joe has been with Lundbeck since 2015, and during his 8.5 years at the company, he has held various roles across different functions. These roles include Business Development, Analytics, Market Research, Forecasting, Alliance Management, and New Product Planning. He has served as Vice President of Insights & Analytics, Senior Director of Business Insights, and Director of Commercial Assessment. Joe holds a BA in Economics from the University of Chicago and an MBA from the Kellogg School of Management at Northwestern. With almost 20 years of healthcare experience across the value chain, including Pharma, Payer, Providers, and PBMs, Joe brings a wealth of knowledge to his current role. Before joining Lundbeck, Joe worked for Strategy& (101 Park Avenue, 18th Floor, New York, NY 10178),the global strategy consulting team at PwC,, where he worked with numerous Fortune 500 and transformative clients in the healthcare space.

Markus Kede,* VP, Finance & Business Planning (Sweden)
Markus Kede has served as Vice President, Finance & Business Planning, and as Treasurer and a Manager of Payor since August 2022. Prior to such positions, Mr. Kede served as Senior Director, Treasury, at Parent from October 2014 through July 2022.

Marija Simin Geertsen, VP US Medical Affairs (Croatia & Denmark)
Marija Simin Geertsen has served as VP US Medical Affairs for Payor since January 2021. She previously served as Senior Director, Medical and Regulatory Affairs at Lundbeck Canada Inc., a subsidiary of Parent, from March 2019 to January 2021.

Thomas D. Forrester, Secretary; SVP Legal and Government Affairs & General Counsel, NA; (USA and Ireland)
Thomas Forrester has served in various capacities at Payor and its predecessor, Lundbeck Inc., since April 2011. From 2017 to April 2020, he served as Vice President Legal Affairs & General Counsel, NA. Mr. Forrester’s responsibilities included Lundbeck’s legal operations in Canada from 2017-2022. He has served as Senior Vice President Legal Affairs & General Counsel, NA, since 2020.

Brad Dempsey Vice President Human Resources (USA)
Mr. Dempsey has served as Vice President, Human Resources, at Payor since May 2022. Prior to assuming such position, Mr. Dempsey was Senior Director, Human Resources, at Payor from November 2020 to May 2022. Prior to joining Payor, Mr. Dempsey served as Director of Business Human Resources at AbbVie Inc. (1 N. Waukegan Road, North Chicago, Illinois 60064), a biopharmaceutical company, from October 2016 to November 2020.

John M. Spinnato* (USA)
John Spinnato is a lawyer in the health care industry, most recently practicing in New York City for Pfizer Inc. (66 Hudson Boulevard East, New York, New York 10001), a multinational pharmaceutical and biotechnology corporation, as a contractor through Axion Legal from April 2020 to September 2024. Prior to such role, Mr. Spinnato served as the Chief Executive Officer of DKMS US (40 Fulton Street, 26th Floor, New York, NY 10038), a not-for-profit focused on finding stem cell and bone marrow donors for patients with blood cancers and disorders, from September 2019 to early 2020. John has been a Manager of Payor since June 2019.

DIRECTORS AND EXECUTIVE OFFICERS OF THE LUNDBECK FOUNDATION3
Parent is ultimately controlled by the Lundbeck Foundation (Lundbeckfonden), with its principal executive office located at Scherfigsvej 7, DK-2100 Copenhagen, Denmark. The telephone number of the Lundbeck Foundation is +45 39 12 80 00. The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each trustee and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Purchaser. Unless otherwise indicated, the business address of each director and executive officer of the Lundbeck Foundation (Lundbeckfonden), Scherfigsvej 7, DK-2100 Copenhagen, Denmark. Directors are identified by an asterisk (*).

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lene Skole-Sørensen, Chief Executive Officer (Denmark)
Lene Skole-Sørensen is the Chief Executive Officer of the Lundbeck Foundation and Deputy Chair of the Parent Board. Prior to joining the Lundbeck Foundation in 2014, Lene was Chief Financial Officer at Coloplast A/S (Holtedam 1-3, DK-3050 Humlebaek, Denmark), a developer and manufacturer of medical devices.

Lene Skole-Sørensen is Deputy Chair of the Parent Board, Ørsted A/S (Kraftværksvej 53, Skærbæk, 7000 Fredericia, Denmark), a sustainable energy company, Falck A/S (Sydhavnsgade 18, 2450 Copenhagen SV, Denmark), (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider. and ALK-Abelló A/S (Bøge Alle 1, 2970 Hørsholm, Denmark), a pharmaceutical company. She is the Vice Chair of Nordea Bank Abp (Satamaradankatu 5, FI-00020 Nordea, Finland).

Steffen Kragh,* Chair (Denmark)
Steffen Kragh is Chair of the Board of the Lundbeck Foundation.

He has served as the President & CEO of Egmont International Holding A/S (Vognmagergade 11, 1148 København K, Denmark), a media corporation, as well as its philanthropic arm, the Egmont Foundation, since 2001.

Mr. Kragh is Deputy Chair of Tryg A/S (Klausdalsbrovej 601, 2750 Ballerup, Denmark), a Scandinavian insurance company, and Tryg Forsikring A/S, its affiliate.

Søren Skou,* Deputy Chair (Denmark)
Søren Skou was elected to the Lundbeck Foundation Board in 2024 and is the Deputy Chair and a member of the Investment Committee.

Mr. Skou was Chief Executive Officer of A.P. Moller-Maersk A/S (Esplanaden 50 1263 Copenhagen K, Denmark), a shipping and logistics company, from 2016 to December 2022.

Mr. Skou is the Chair of the Advisory Committee of VTG GmbH (Nagelsweg 34, 20097 Hamburg, Germany), and Skyborn Renewables GmBH (Ericusspitze 2-4, 20457 Hamburg, Germany), portfolio companies of Global Infrastructure Partners, an infrastructure fund.

He is also the Chair of (i) Controlant hf. (Smáratorg 3,201 Kópavogur, Iceland), a supply chain company, (ii) Bygma A/S (Transformervej 10, 2860 Søborg, Denmark), a building materials company, and (iii) C.W. Obel (Vestergade 2, DK-1456 København K, Denmark), an investment company. He is also the independent chair of the Supervisory Board of HES International BV (‘De Rotterdam’, 28th Floor, Wilhelminakade 143, 3072 AP Rotterdam, The Netherlands), a bulk handling company.

[3]
The Lundbeck Foundation controls the Parent though its wholly owned subsidiary, Lundbeckfond Invest A/S. The principal executive office of Lundbeckfond Invest A/S is located at Scherfigsvej 7, DK-2100 Copenhagen, Denmark. The telephone number of Lundbeckfond Invest A/S is +45 39 12 80 00.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lars Holmqvist* (Sweden)
Lars Holmqvist was first elected to the Lundbeck Foundation Board in 2015 and is the Chair of the Investment Committee.

Mr. Holmqvist is Chairman of the Board of Directors of Biovica International AB (Dag Hammarskjölds Väg 54B, 752 37 Uppsala, Sweden), a biotech company. He is a member of the Board of Directors of each of ALK-Abelló A/S (Bøge Alle 1, 2970 Hørsholm, Denmark), a pharmaceutical company, Tecan AG (Sveavägen 159, 1tr, 113 46 Stockholm, Sweden), a supplier of laboratory automation products, Vitrolife AB, a provider of medical devices and genetic testing services, and Naga UK Topco Ltd., a holding company (Dagger Lane Elstree, WD6 3BX, United Kingdom).

Michael Kjær* (Denmark)
Michael Kjær was first elected to the Lundbeck Foundation Board in 2016 and is a member of the Research and Prize Committee. Dr. Kjær is the head of the Institute of Sports Medicine, Department of Orthopedic Surgery, at Bispebjerg Hospital. He is has been a coordinating Professor for Bispebjerg-Frederiksberg Hospital, Institute of Clinical Medicine, University of Copenhagen since 1997.

Susanne Krüger Kjær* (Denmark)
Susanne Krüger Kjær was first elected to the Lundbeck Foundation Board in 2014 and is a member of the Research and Prize Committee. Since 2005, she has been a clinical professor in Cancer Epidemiology at the Department of Gynecology, Rigshospitalet, University of Copenhagen.

Svend Andersen* (Denmark)
Svend Anderson is a member of the Investment Committee of the Lundbeck Foundation Board of Directors.

From February 2017 through July 2024, Mr. Andersen served as Executive Vice President and President, Consumer Self-Care International, for Perrigo Company plc (The Sharp Building, Hogan Place, Dublin 2, Ireland, D02 TY74), an NYSE-listed provider of self-care products and health and wellness solutions.

Henrik Sindal Jensen* (Denmark)	Henrik Sindal Jensen has been a member of the Lundbeck Foundation Board since 2022. He is Senior Director, Corporate Business Development and Strategy at Parent.
Katja Barnkob* (Denmark)
Katja Barnkob was first elected to the Lundbeck Foundation Board in 2022. She is the Senior Project Director, Global Clinical Development, at ALK-Abelló A/S (Bøge Alle 1, 2970 Hørsholm, Denmark), a pharmaceutical company, as well as a Board member.

Mikkel Helmer Nielsen* (Denmark)
Mikkel Helmer Nielsen has been a member of the Lundbeck Foundation Board since 2022. He has served in many roles, including Head of Technology, Digital Progam Manager, Project Manager, and Emergency Manager. He is also a member of the board of Falck Danmark (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider.

Morten Aagaard* (Denmark)
Morten Aagaard has been a member of the Lundbeck Foundation Board since 2022. He is a member of the board of Falck Danmark (Sydhavnsgade 18, 2450 København, Denmark), an emergency response and healthcare services provider. He also serves as a trained paramedic for Falck.

Thomas Mears Werge* (Denmark)
Thomas Mears Werge has been a member of the Lundbeck Foundation Board since 2023, and he also serves as a member of the Research and Prize Committee. Thomas is a professor as well as Director of Institutional Biology, Psyciatry,and Mental Health Services at Copenhagen University Hospital. He also serves as a board member of the National Genome Centre, as well as a member of the Strategic Research Council at Copenhagen University Hospital. He is a Principal Investigator for NIH & EU Initiatives on Mental Disorders. He is an Expert Witness for (WADA) CAS, Court of Arbitration for Sport, Lausanne (Schweiz). Thomas also serves as a board member of Sputnik Holding JAC ApS (Hejrevej 43, 2400 København NV), a

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

financial holding company, Sputnikkollegiet Frederiksberg ApS (Kong Georgs Vej 65, 2000 Frederiksberg, Denmark), a financial holding company, Sputnikkollegiet Virum ApS, and Sputnikkollegiet Virum ApS (Skovridergårdsvej 23, 2830 Virum, Denmark), a financial holding company.

Jan Egebjerg Senior Vice President, Grants & Prizes, Director of Science (Denmark)
Jan Egebjerg joined the Lundbeck Foundation in August 2019 and is responsible for the Lundbeck Foundation’s philanthropic grants and prizes. He has worked in the fields of Central Nervous System research and research management since 1990.

Christian Elling, Senior Vice President, Managing Partner, Lundbeckfonden BioCapital (Denmark)
Mr. Elling joined the Lundbeck Foundation in 2012 and heads Lundbeckfonden BioCapital, the early-stage biotech investment unit for the Lundbeck Foundation.

Mr. Elling is the Chair of SNIPR Biome ApS (Lersø Parkallé 44, 2100 Copenhagen, Denmark), a microbial gene therapy company, and SNIPR Holdings ApS, a related entity. He is also the Chair of Cytoki Pharma, ApS (Vandtårnsvej 77, DK-2860 Søborg, Denmark), a clinical-stage biotechnology company,

Mr. Elling is a board member of IO Biotech, Inc. (Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark), a Nasdaq-listed biopharmaceutical company, and NMD Pharma (Palle Juul-Jensens Boulevard 82 8200 Aarhus N, Denmark), also a biopharmaceutical company.

Søren Christiansen, Senior Vice President, Finance & HR (Denmark)	Søren Christiansen has served as head of Finance for the Lundbeck Foundation since August 2017 and is responsible for IT, tax and accounts.
Peter Rothausen, Senior Vice President, Financial Investments and Head of Invest (Denmark)	Peter Rothausen has served as investment manager for the Lundbeck Foundation since May 2018.
Arne Due-Hansen, Senior Vice President, Strategic Ownership (Denmark)
Arne Due-Hansen has been employed as Senior Vice President, Strategic Ownership at the Lundbeck Foundation since September 2022 and is responsible for strategic investments. From 2014 to 2022, Mr. Due-Hansen was Senior Strategic Advisor at Danske Bank (Bernstorffsgade 40, 1577 København, Denmark), a Danish bank.

Mr. Due-Hansen is a board member of WSA A/S (Nymøllevej 6, 3540 Lynge, Denmark), a hearing aid producer, Ellab A/S (Trollesmindealle 25, 3400 Hilleroed, Denmark), a provider of validation and monitoring solutions for biotech and pharmaceutical companies, and Ferrosan Medical Devices A/S (Sydmarken 5, DK-2860 Søborg, Denmark), a developer and producer of medical products.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

If delivering by mail:	If delivering by express mail, courier, or other expedited service
Broadridge Corporate Issuer Solutions, LLC Attention: BCIS Re-Organization Department P.O. Box 1342 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attention: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Tender Offer is:

MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com